INVESTMENT AGREEMENT
by and among
PANDORA MEDIA, INC.,
KKR CLASSIC INVESTORS LLC
and
THE OTHER PURCHASERS HERETO
Dated as of May 8, 2017

i

ii

iii

INVESTMENT AGREEMENT, dated as of May 8, 2017 (this “Agreement”), by and among Pandora Media, Inc., a Delaware corporation (the “Company”), and KKR Classic Investors LLC, together with certain of its managed funds and accounts and affiliates, and the other parties that become Purchasers hereunder pursuant to Section 2.03.
WHEREAS, the Company desires to issue, sell and deliver to the Purchasers, and the Purchasers desire to purchase and acquire from the Company, pursuant to the terms and conditions set forth in this Agreement, up to 250,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), having the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions, as specified in the form of Certificate of Designations attached hereto as Annex I (the “Certificate of Designations”);
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
Article I

Definitions
Section 1.01    Definitions. (a) As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:
“20% Entity” means any Person that, after giving effect to a proposed Transfer, would beneficially own, on an as converted basis, greater than 20% of the then outstanding Common Stock, on an as converted basis.
“50% Beneficial Ownership Requirement” means that either (i) the Lead Purchasers and their Permitted Transferees continue to beneficially own at all times shares of Series A Preferred Stock and/or shares of Common Stock that were issued upon conversion of shares of Series A Preferred Stock that represent in the aggregate and on an as converted basis, at least 50% of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock purchased by the Lead Purchasers under this Agreement; provided that for purposes of this clause (i) it shall be assumed that the Lead Purchasers owned 125,000 shares of Series A Preferred Stock on the Initial Closing Date rather than the 150,000 shares of Series A Preferred Stock purchased by the Lead Purchasers on the Initial Closing Date or (ii) all Purchasers collectively continue to beneficially own at all times shares of Series A Preferred Stock and/or shares of Common Stock that were issued upon conversion of shares of Series A Preferred Stock that represent in the aggregate and on an as converted basis, at least 50% of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock purchased under this Agreement.
“Acquisition Proposal” means (i) any proposal or offer from any Person or group of Persons, other than the Lead Purchasers and their respective Affiliates, with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries which is structured to permit such Person or group of Persons (or the holders of their equity securities) to, directly or indirectly, acquire beneficial ownership of 50% or more of the Company’s consolidated total assets or any class of the Company’s Capital Stock and (ii) any acquisition by any Person or group of Persons (or the holders of their equity interests) (other than the Lead Purchasers and their respective Affiliates) resulting in, or proposal or offer, which if consummated would result in, any Person or group of Persons (or the holders of their equity interests) (other than the Lead Purchasers and their respective Affiliates) obtaining control (through contract or otherwise) over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 50% or more of the total voting power of any class of Capital Stock of the Company, or 50% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that the Company and its Subsidiaries shall not be deemed to be Affiliates of any Purchaser Party or any of its Affiliates, and portfolio companies of any Lead Purchasers or any Affiliate thereof, shall not be deemed to be Affiliates of such Lead Purchaser. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“as converted basis” means (i) with respect to the outstanding shares of Common Stock as of any date, all outstanding shares of Common Stock calculated on a basis in which all shares of Common Stock issuable upon conversion of the outstanding shares of Series A Preferred Stock (at the Conversion Rate in effect on such date as set forth in the Certificate of Designations) are assumed to be outstanding as of such date and (ii) with respect to any outstanding shares of Series A Preferred Stock as of any date, the number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock on such date (at the Conversion Rate in effect on such date as set forth in the Certificate of Designations).
Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately (including assuming conversion of all Series A Preferred Stock, if any, owned by such Person to Common Stock).
“Board” means the Board of Directors of the Company.
“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.
“Closing” means the Initial Closing or an Additional Closing, as applicable.
“Closing Date” means the Initial Closing Date or an Additional Closing Date, as applicable.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.
“Common Stock” means the common stock, par value $0.0001 per share, of the Company.
“Company Charter Documents” means the Company’s charter and bylaws, each as amended to the date of this Agreement, and shall include the Certificate of Designations, when filed with and accepted for record by the DSS.
“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former employees, directors or consultants, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than any plan which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a stock option, stock purchase, stock appreciation right or other stock-based agreement, program or plan, (iv) an individual employment, consulting, severance, retention or other similar agreement or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any liability, other than any plan, program, policy, agreement or arrangement sponsored and administered by a Governmental Authority.
“Company MSU” means a restricted stock unit of the Company subject to vesting conditions based on the total stockholder return of the Company’s common stock against that of the Russell 2000 Index.
“Company PSU” means a restricted stock unit of the Company subject to performance-based vesting conditions.
“Company Restricted Share” means a share of Common Stock that is subject to forfeiture conditions.
“Company Stock Option” means an option to purchase shares of Common Stock.

“Company Stock Plans” means the Company’s 2000 Stock Incentive Plan, 2004 Stock Plan and the 2011 Equity Incentive Plan, in each case as amended.
“Conversion Rate” has the meaning set forth in the Certificate of Designations.
“Credit Agreement” means the Amendment and Restatement Agreement to Credit Agreement, as previously amended and restated as of September 12, 2013, among the Company, the Lenders party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent, dated as of December 21, 2015.
“DGCL” means the Delaware General Corporation Law, as amended, supplemented or restated from time to time.
“DSS” means Delaware Secretary of State, Division of Corporations.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Fall-Away of Purchaser Board Rights” means the first day on which the 50% Beneficial Ownership Requirement is not satisfied.
“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by a majority of the Board, or an authorized committee thereof, (i) after consultation with an Independent Financial Advisor, as to any security or other property with a Fair Market Value of less than $25,000,000, or (ii) otherwise using an Independent Financial Advisor to provide a valuation opinion.
“Fundamental Change” shall be deemed to have occurred at the time after the Initial Closing Date if any of the following occurs:
(a)    a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its Wholly-owned Subsidiaries and the employee benefit plans of the Company and its Wholly-Owned Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s Common Equity representing more than 50% of the voting power of the Company’s Common Equity;
(b)    the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s Wholly-Owned Subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of the Company’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b);
(c)    the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;
(d)    the occurrence of any “change in control” or “fundamental change” (or any similar event, however denominated) with respect to the Company under and as defined in any indenture, credit agreement or other agreement or instrument evidencing, governing the rights of the holders or otherwise relating to any indebtedness for borrowed money of the Company in an aggregate principal amount of $2,000,000 or more or any other series of preferred equity interests; or
(e)    the Common Stock (or other common stock underlying the Notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors);
 provided, however, that a transaction or transactions described in clause (a) or clause (b) above shall not constitute a Fundamental Change if at least 90% of the consideration received or to be received by the common stockholders of the Company, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the shares of Series A Preferred Stock become convertible into such consideration, excluding cash payments for fractional shares (subject to the provisions of Section 13 of the Certificate of Designations).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indenture” means the 1.75% Convertible Senior Notes Indenture, dated December 9, 2015, between the Company and Citibank, N.A, as trustee.

“Independent Director” means a person other than (i) a person who has been or who has an immediate family member who has been an officer, employee or director of a Purchaser or Affiliate thereof within the three years prior to the designation of such person to the Board, (ii) a person who has received, or has an immediate family member who has received, during any twelve-month period within the three years prior to the designation of such person to the Board, more than $120,000 in direct compensation from the Purchaser or any Affiliate thereof, other than deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (iii) a person who is or who has an immediate family member who is an officer, employee or director of a company or an Affiliate thereof that has made payments to, or received payments from, a Purchaser or its Affiliates for property or services in an amount which, in any of the three years prior to the designation of such person to the Board, in excess of the greater of $1 million, or 2% of such other company's or its Affiliate’s, as applicable, consolidated gross revenues or (iv) any other individual having a relationship, which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing selected by the Company.
“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (a) patents, patentable inventions and other patent rights; (b) trademarks, service marks, trade dress, trade names, domain names, logos and corporate names and all goodwill related thereto; (c) copyrights; (d) trade secrets, know-how, inventions, algorithms, databases, confidential business information and other proprietary information and rights; (e) computer software programs; and (f) other technology and intellectual property rights.
“Knowledge” means, with respect to the Company, the actual knowledge of the individuals listed on Section 1.01 of the Company Disclosure Letter, after reasonable inquiry of an officer or employee of the Company that has primary responsibility for such matter.
“Lead Purchasers” means all Purchasers that are affiliates or managed funds or accounts of KKR Classic Investors LLC.
“Liens” means any mortgage, pledge, lien, charge, encumbrance, security interest or other restriction of any kind or nature, whether based on common law, statute or contract.
“Material Adverse Effect” means any effect, change, event or occurrence that has or would reasonably be expected to have, individually or in the aggregate, (x) a material adverse effect on the business, results of operations, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (y) would prevent, materially delay or materially impede (i) the ability of the Company to consummate the Transactions on a timely basis, (ii) the ability of the Company to comply with its obligations under this Agreement or (iii) the enforceability of the Certificate of Designations; provided, however, that, for purposes of clause (x) above, none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting (1) the industry in which the Company and its Subsidiaries operate or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or attributable to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (2) the negotiation, execution or announcement of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any claims or litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (3) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (4) volcanoes, tsunamis, pandemics, earthquakes, hurricanes, tornados or other natural disasters, (5) any action taken by the Company or its Subsidiaries that is required by this Agreement or with a Purchaser’s express written consent or at a Purchaser’s express written request, (6) any change resulting or arising from the identity of, or any facts or circumstances relating to, the Purchasers or any of their Affiliates, (7) any change or prospective change in the Company’s credit ratings, (8) any decline in the market price, or change in trading volume, of the capital stock of the Company or (9) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (7), (8) and (9) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (9) hereof) is a Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(1), (3) or (4) may be taken into account in determining whether there has been, or would reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the business, results of operations, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).
“NYSE” means the New York Stock Exchange.
“PCI DSS” means the Payment Card Industry Data Security Standards, as amended from time to time.
“Permitted Transferee” means, with respect to any Person, (i) any Affiliate of such Person, (ii) any successor entity of such Person, (iii) with respect to any Person that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor, (iv) with respect to any Person that is an investment fund, vehicle or similar entity, the limited partners of such Person pursuant to a distribution in kind in connection with the winding up or dissolution of such Person, (v) any Person who purchases, in the aggregate, up to 25,000 shares of Series A Preferred Stock from the Lead Purchasers within 90 days from the date hereof; provided that such Person is not a Prohibited Transferee and is a US Person and such Transfer does not violate Section 5.08(d), and (vi) any transferee consented to in writing by the Company; provided that, in each such case with respect to the Series A Preferred Stock, such Person is a U.S. Person, unless otherwise consented to in writing by the Company.
“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.
“Prohibited Transferee” means the Persons listed on Section 1.01 of the Company Disclosure Letter as a “Prohibited Transferee” and the Affiliates thereof.
“Purchasers” means the Lead Purchasers and the other Persons who become a party hereto as a Purchaser pursuant to Section 2.03, each of which shall be a “Purchaser”.
“Purchaser Designee” means an individual designated in writing by the Lead Purchasers or the Purchasers, as applicable, for election to the Board pursuant to Section 5.10.
“Purchaser Director” means a member of the Board who was elected to the Board as a Purchaser Designee.
“Purchaser Material Adverse Effect” means any effect, change, event, occurrence, state of facts, development or condition that would prevent or materially delay, interfere with, hinder or impair (i) the consummation by the Purchasers of any of the Transactions on a timely basis or (ii) the compliance by the Purchasers with their obligations under this Agreement.
“Purchaser Parties” means the Purchasers and each Permitted Transferee of the Purchasers to whom shares of Series A Preferred Stock or Common Stock are transferred pursuant to Section 5.08(b)(i).
“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into by the Company and the Purchasers, the form of which is set forth as Annex II hereto.
“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Standstill Period” means (i) for the Lead Purchasers and their Permitted Transferees, the period beginning on the Initial Closing Date and ending on the date that is six (6) months after the date on which both (x) the Lead Purchasers and their Permitted Transferees no longer have the right to designate a Board member pursuant to Section 5.10 and (y) a Purchaser Director is no longer serving on the Board and (ii) for any other Purchaser, the period beginning on the Closing Date on which such Person purchased shares of Series A Preferred Stock and ending on the one-year anniversary of such date.
“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Tax” means any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges, together with any interest or penalty, in addition to tax or additional amount imposed by any Governmental Authority.
“Tax Return” means returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.
“Transaction Documents” means this Agreement, the Certificate of Designations, the Registration Rights Agreement and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement, the Certificate of Designations and the Registration Rights Agreement.
“Transactions” means the Purchase and the other transactions expressly contemplated by this Agreement and the other Transaction Documents, including, without limitation, the exercise by any Purchaser Party of the right to convert Acquired Shares into shares of Common Stock.
“Transfer” by any Person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise), of any interest in any equity securities beneficially owned by such Person; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i) the conversion of one or more shares of Series A Preferred Stock into shares of Common Stock pursuant to the Certificate of Designations, (ii) the redemption or other acquisition of Common Stock or Series A Preferred Stock by the Company or (iii) the transfer (other than by a Purchaser or an Affiliate of a Purchaser) of any limited partnership interests or other equity interests in a Purchaser (or any direct or indirect parent entity of such Purchaser) (provided that if any transferor or transferee referred to in this clause (iii) ceases to be controlled (directly or indirectly) by the Person (directly or indirectly) controlling such Person immediately prior to such transfer, such event shall be deemed to constitute a “Transfer”).
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code or any successor provision thereof.
“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “Subsidiary” shall be deemed replaced by a reference to “100%.”
(b) In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
Acquired Shares	2.01
Action	3.07
Additional Amount	5.15
Additional Closing	2.03(a)
Additional Closing Purchasers	2.03(a)
Agreement	Preamble
Alternative Acquisition Conditions	6.04
Alternative Acquisition Conditions Date	6.04
Announcement	5.04
Certificate of Designations	Recitals
Balance Sheet Date	3.05(c)
Bankruptcy and Equity Exception	3.03(a)
Capitalization Date	3.02(a)
Company	Preamble
Company Disclosure Letter	Article III
Company Preferred Stock	3.02(a)
Company SEC Documents	3.05(a)
Company Securities	3.02(b)
Confidential Information	5.05
Confidentiality Agreement	5.05
Contract	3.03(b)
DOJ	5.02(c)
Environmental Laws	3.11
Excluded Issuance	5.14(a)
Filed SEC Documents	Article III

FTC	5.02(c)
Hedge	5.08(a)
HSR Form	5.02(b)
Initial Closing	2.02(a)
Initial Closing Date	2.02(a)
Intellectual Property	3.09
IRS	5.12(a)
Judgments	3.07
Laws	3.08(a)
Non-Recourse Party	8.05(b)
OFAC	3.08(b)
Participation Portion	5.14(b)(ii)
Permits	3.08(a)
Proposed Securities	5.14(b)(i)
Purchase	2.01
Purchase Price	2.01
Purchaser	Preamble
Restraints	6.01(a)
Series A Preferred Stock	Recitals
Termination Date	7.01(b)

ARTICLE II

Purchase and Sale
Section 2.01    Purchase and Sale. On the terms of this Agreement and subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof) of the conditions set forth in Article VI, at the applicable Closing, the Purchasers shall purchase and acquire from the Company the number of shares of Series A Preferred Stock set forth in Section 2.01 of the Company Disclosure Letter, and the Company shall issue, sell and deliver to each Purchaser, such shares of Series A Preferred Stock (the “Acquired Shares”) set forth opposite such Purchaser’s name in Section 2.01 of the Company Disclosure Letter, for a purchase price per Acquired Share equal to $1,000 (the “Purchase Price”). The purchase and sale of the Acquired Shares pursuant to this Section 2.01 is referred to as the “Purchase”.
Section 2.02    Initial Closing. (a) On the terms of this Agreement, the initial closing of the Purchase (the “Initial Closing”) shall occur at 10:00 a.m. (New York City time) on the later of (i) June 8, 2017 and (ii) first Business Day after all of the conditions to the Closing set forth in Article VI of this Agreement have been satisfied or, to the extent permitted by applicable Law, waived by the party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) at the offices of Sidley Austin LLP, 1999 Avenue of the Stars, Los Angeles, California 90067, or at such other place, time and date as shall be agreed between the Company and the Purchasers (the date on which the Initial Closing occurs, the “Initial Closing Date”).

(a)    At the Initial Closing:
(i)    the Company shall deliver to the Purchasers (1) the Acquired Shares purchased by them free and clear of all Liens, except restrictions on transfer imposed by the Securities Act, Section 5.08 and any applicable securities Laws and (2) the Registration Rights Agreement, duly executed by the Company; and
(ii)    the Purchasers shall (1) pay the Purchase Price for the Acquired Shares purchased by them to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing and (2) deliver to the Company the Registration Rights Agreement, duly executed by the Purchasers.
Section 2.03    Additional Closings. (a) The Company may conduct one or more additional closings (an “Additional Closing”) for the issuance of shares of Series A Preferred Stock with additional Persons who become Purchasers under this Agreement by signing a joinder whereby such Persons agree to become Purchasers hereunder (“Additional Closing Purchasers”); provided that the aggregate number of shares of Series A Preferred Stock issued shall not exceed 250,000.
(a)    At each Additional Closing:
(i)    the Company shall deliver to the Additional Closing Purchasers (1) the Acquired Shares purchased by them free and clear of all Liens, except restrictions on transfer imposed by the Securities Act, Section 5.08 and any applicable securities Laws and (2) the Registration Rights Agreement, duly executed by the Company; and
(ii)    the Additional Closing Purchasers shall (1) pay the Purchase Price for the Acquired Shares purchased by them to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing and (2) deliver to the Company the Registration Rights Agreement, duly executed by the Purchasers.
For the avoidance of doubt, additional Purchasers who become party to this Agreement prior to the Initial Closing Date shall purchase their Acquired Shares at the Initial Closing. The Company shall amend and restate Section 2.01 of the Company Disclosure Letter for each Additional Closing Purchaser who becomes a party to this Agreement.
ARTICLE III

Representations and Warranties of the Company
The Company represents and warrants to each Purchaser as of the date hereof and as of the Initial Closing (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date) that, except as (A) set forth in the confidential disclosure letter delivered by the Company to the Purchasers prior to the execution of this Agreement

(the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall only be deemed disclosure with respect to, and shall only be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC and publicly available after December 31, 2016 and prior to the date hereof (the “Filed SEC Documents”), other than any risk factor disclosures in any such Filed SEC Document contained in the “Risk Factors” section or any forward-looking statements within the meaning of the Securities Act or the Exchange Act thereof (it being acknowledged that nothing disclosed in the Filed SEC Documents shall be deemed to qualify or modify the representations and warranties set forth in Sections 3.01, 3.02(a), 3.03, 3.05, 3.12 and 3.13):
Section 3.01    Organization; Standing. (a) The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware, is in good standing with the DSS and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents.
(a)    Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.02    Capitalization. (a) The authorized capital stock of the Company consists of 1,000,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”), of which 250,000 shares of Series A Preferred Stock, par value $0.0001 per share will be authorized as of the date hereof. At the close of business on May 5, 2017 (the “Capitalization Date”), (i) 240,358,500 shares of Common Stock were issued and outstanding (and no Company Restricted Shares were issued and outstanding), (ii) 11,429,472 shares of Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, (iii) 9,668,144 shares of Common Stock were subject to outstanding Company Stock Options, (iv) 357,696 Company MSUs were outstanding pursuant to which a maximum of 386,000 shares of Common Stock could be issued, (v) 1,697,750 Company PSUs were outstanding, (vi) 1,516,662 shares of Common Stock were reserved and available for purchase under the Company’s 2014 Equity Stock Purchase Plan and (vii) no shares of Company Preferred Stock were issued or outstanding.

(a)    Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company other than obligations under the Company Plans in the ordinary course of business, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the cashless exercise of Company Stock Options or the forfeiture or withholding of Taxes with respect to Company Stock Options, Company Restricted Shares, Company MSUs or Company PSUs), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.
Section 3.03    Authority; Noncontravention. (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and the other Transaction Agreements and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements, and the consummation by it of the Transactions, have been duly authorized by the Board and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Purchasers, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).
(a)    Neither the execution and delivery of this Agreement or the other Transaction Agreements by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of (A) the Company Charter Documents or (B) the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04 are obtained prior to the Initial Closing Date and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Initial Closing Date, (x) violate any Law or Judgment applicable to the Company or any of its Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract, except, in the case of clause (i)(B) and clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.04    Governmental Approvals. Except for (a) the filing of the Certificate of Designations with the DSS and the acceptance for record by the DSS of the Certificate of Designations pursuant to the DGCL, (b) filings required under, and compliance with other applicable requirements of the HSR Act and (c) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Agreements by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.05    Company SEC Documents; Undisclosed Liabilities. (a) The Company has filed with the SEC, on a timely basis, all required reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Exchange Act since January 1, 2015 (collectively, the “Company SEC Documents”). As of their respective SEC filing dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (and the regulations promulgated thereunder), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(a)    The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S‑X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).
(b)    Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of December 31, 2016 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as expressly contemplated by this Agreement or otherwise incurred in connection with the Transactions, (iv) that have been discharged or paid prior to the date of this Agreement or (v) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)    The Company has established and maintains, and at all times since January 1, 2015 has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) in accordance with Rule 13a-15 under the Exchange Act in all material respects. Neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over and procedures relating to financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.
Section 3.06    Absence of Certain Changes. Since January 1, 2015, through the date of this Agreement (a) except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and any transaction of the type contemplated by this Agreement or other extraordinary transaction, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business and (b) there has not been any Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since January 1, 2015, through the date of this Agreement, the Company has not taken any actions which, had such actions been taken after the date of this Agreement, would have required the written consent of the Purchasers pursuant to Section 5.01.
Section 3.07    Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date of this Agreement, there is no (a) pending or, to the Knowledge of the Company, threatened legal, regulatory or administrative proceeding, suit, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority (“Judgments”) imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority.
Section 3.08    Compliance with Laws; Permits; USA PATRIOT ACT; OFAC; Sanctions; FCPA.
(a)    The Company and each of its Subsidiaries are and since January 1, 2015 have been, in compliance with all state or federal laws, common law, statutes, ordinances, codes, rules or regulations or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority (“Laws”) or Judgments, in each case, that are applicable to the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities (“Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    The Company and each of its Subsidiaries is in compliance with the applicable provisions of the USA PATRIOT Act, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and, on or prior to the Closing Date, the Company has provided to the Purchasers information related to the Company and its Subsidiaries (including names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Purchasers and to be mutually agreed to be required under applicable U.S. “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
(c)    None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any directors or officer of the Company or any of its Subsidiaries is currently the target of any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) U.S. State Department, the United Nations Security Council, Her Majesty’s Treasury, the European Union or relevant member states of the European Union (collectively, the “Sanctions”) and the Company and its Subsidiaries and, to the Knowledge of the Company, their respective directors, officers, employees and agents (to the extent such persons are acting for or on behalf of the Company of any of its Subsidiaries) are, and since January 1, 2015 have been, in compliance with Sanctions, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company shall not directly or indirectly use the proceeds of the Purchase Price or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person that is currently the target of any Sanctions program or for the purpose of funding, financing or facilitating any activities, business or transaction with or in any country that is the target of the Sanctions, to the extent such activities, businesses or transaction would be prohibited by the Sanctions, or in any manner that would result in the violation of any Sanctions applicable to any Person.
(d)    The Company and its Subsidiaries, and, to the Knowledge of the Company, their respective directors, officers, employees, and agents acting on behalf of or for the Company’s or any Subsidiary’s benefit are, and since January 1, 2015 have been, in compliance with the U.S. Foreign Corrupt Practices Act of 1977 or similar law of a jurisdiction in which the Company or any of its Subsidiaries conduct their respective businesses and to which they are lawfully subject, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No part of the proceeds of the Purchase Price paid hereunder shall be used to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
Section 3.09    Intellectual Property.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all Intellectual Property used or held for use in the operation of the business of the Company and its Subsidiaries (the “Company Intellectual Property”) is either owned by the Company or one or more of its Subsidiaries (the “Owned Intellectual Property”) or is used by the Company or one or more of its Subsidiaries pursuant to a valid license Contract (the “Licensed Intellectual Property”), and (ii) the Company and its Subsidiaries have taken all necessary actions to maintain and protect each item of Company Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the conduct of the business of the Company and its Subsidiaries does not infringe or otherwise violate any Intellectual Property or other proprietary rights of any other Person, and to the Knowledge of the Company, no Person is infringing or otherwise violating any Owned Intellectual Property.
(b)    Each material Contract pursuant to which the Company or any of its Subsidiaries use any Licensed Intellectual Property or have granted to a third party any right in or to any Owned Intellectual Property (collectively, the “IP Licenses”) is a legal, valid and binding obligation of the Company or its Subsidiaries, as applicable, and is enforceable against the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, the other parties thereto, subject to the Bankruptcy and Equity Exception. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company and its Subsidiaries is in breach, violation or default under any IP License and no event has occurred that, with notice or lapse of time or both, would constitute such a breach, violation or default by the Company or any of its Subsidiaries.
(c)    Except as set forth in the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with PCI DSS, to the extent applicable, as well as with their privacy policy regarding the collection, use and protection of personally identifiable information, and, to the Knowledge of the Company, no Person has gained unauthorized access to or made any unauthorized use of any personally identifiable information or “cardholder data” (as defined in PCI DSS) maintained by the Company or any of its Subsidiaries.
Section 3.10    Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate, (b) all Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid except for Taxes which are being contested in good faith by appropriate proceedings and which have been adequately reserved against in accordance with GAAP, (c) no examination or audit of any Tax Return relating to any Taxes of the Company or any of its Subsidiaries or with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries by any Governmental Authority is currently in progress or threatened in writing and (d) none of the Company or any of its Subsidiaries has engaged in, or has any liability or obligation with respect to, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
Section 3.11    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries has complied since January 1, 2015 with and is in compliance with all applicable Laws relating to pollution or the protection of the environment or natural resources (“Environmental Laws”), and the Company has not received any written notice since January 1, 2015 alleging that the Company is in violation of or has liability under any Environmental Law, (b) the Company and its Subsidiaries possess and have complied since January 1, 2015 with and are in compliance with all Permits required under Environmental Laws for the operation of their respective businesses, (c) there is no Action under or pursuant to any Environmental Law or environmental Permit that is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, (d) neither the Company nor any of its Subsidiaries has become subject to any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or its Subsidiaries arising under Environmental Laws, (e) neither the Company nor any of its Subsidiaries has any liabilities or obligations arising from the Company’s or any of its Subsidiaries’ management disposal or release of, or exposure of any Person to, any hazardous or toxic substance, or any owned or operated property or facility contaminated by any such substance and (f) neither the Company nor any of its Subsidiaries has by contract or operation of law assumed responsibility or provided an indemnity for any liability of any other Person relating to Environmental Laws.
Section 3.12    No Rights Agreement; Anti-Takeover Provisions. The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.
Section 3.13    Brokers and Other Advisors. Except for Morgan Stanley and Centerview Partners LLC, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 3.14    Sale of Securities. Assuming the accuracy of the representations and warranties set forth in Section 4.08, the sale of the shares of Series A Preferred Stock pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations thereunder. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Series A Preferred Stock, and neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Series A Preferred Stock under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of Series A Preferred Stock under this Agreement to be integrated with other offerings by the Company.
Section 3.15    Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the NYSE, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NYSE, nor has the Company received as of the date of this Agreement any notification that the SEC or the NYSE is contemplating terminating such registration or listing.
Section 3.16    Status of Securities. As of the applicable Closing, the Acquired Shares will be duly classified pursuant to applicable provisions of the Company Charter Documents and the DGCL and such Acquired Shares and the shares of Common Stock issuable upon conversion of any of the Acquired Shares will be, when issued, duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws and will not be subject to preemptive rights of any other stockholder of the Company, and will be free and clear of all Liens, except restrictions imposed by the Securities Act, Section 5.08 and any applicable securities Laws.
Section 3.17    Indebtedness. Except with respect to the covenants contained in the Credit Agreement, the Company is not party to any material Contract, and is not subject to any provision in the Company Charter Documents or resolutions of the Board that, in each case, by its terms prohibits or prevents the Company from paying dividends in form and the amounts contemplated by the Certificate of Designations. The Company and its Subsidiaries are not in material breach of, or default or violation under, the Credit Agreement or the Indenture.
Section 3.18    No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III and in any certificate or other document delivered in connection with this Agreement, neither the Company nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Series A Preferred Stock, the Common Stock, the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Purchasers or any of their Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Purchasers acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III and in any certificate or other document delivered in connection with this Agreement, neither the Company nor any other Person makes or has made any express or implied representation or warranty to the Purchasers or any of their Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to the Purchasers or any of their Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Company and the Purchasers.
Section 3.19    No Other Purchaser Representations or Warranties. Except for the representations and warranties expressly set forth in Article IV and in any certificate or other document delivered in connection with this Agreement, the Company hereby acknowledges that no Purchaser nor any other Person (a) has made or is making any other express or implied representation or warranty with respect to such Purchaser or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives or (b) except in the case of fraud, will have or be subject to any liability or indemnification obligation to the Company resulting from the delivery, dissemination or any other distribution to the Company or any of its Representatives, or the use by the Company or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Company or any of its Representatives, including in due diligence materials, in anticipation or contemplation of any of the Transactions or any other transactions or potential transactions involving the Company and the Purchasers. The Company, on behalf of itself and on behalf of its respective Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to fraud.
ARTICLE IV

Representations and Warranties of the Purchasers
Each Purchaser represents and warrants to the Company, as of the date hereof and as of the applicable Closing Date for such Purchaser:
Section 4.01    Organization; Standing. Each Purchaser is the type of entity set forth on the signature pages hereto, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable, and is a U.S. Person, and each Purchaser has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
Section 4.02    Authority; Noncontravention. (a) Each Purchaser has all necessary power and authority to execute and deliver this Agreement and the other Transaction Agreements, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each Purchaser of this Agreement and the other Transaction Agreements and the consummation by such Purchaser of the Transactions have been duly authorized and approved by all necessary action on the part of such Purchaser, and no further action, approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is necessary to authorize the execution, delivery and performance by such Purchaser of this Agreement and the other Transaction Agreements and the consummation by each Purchaser of the Transactions. This Agreement has been duly executed and delivered by each Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither the execution and delivery of this Agreement or the other Transaction Agreements by any Purchaser, nor the consummation of the Transactions by any Purchaser, nor performance or compliance by any Purchaser with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate or articles of incorporation, bylaws or other comparable charter or organizational documents of such Purchaser or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.03 are obtained prior to the applicable Closing Date and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired prior to the applicable Closing Date, (x) violate any Law or Judgment applicable to such Purchaser or any of its Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which such Purchaser or any of its Subsidiaries is a party or accelerate such Purchaser’s or any of its Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
Section 4.03    Governmental Approvals. Except for (a) the filing by the Company of the Certificate of Designations with the DSS and the acceptance for record by the DSS of the Certificate of Designations pursuant to the DGCL and (b) filings required under, and compliance with other applicable requirements of, the HSR Act, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Agreements by such Purchaser, the performance by such Purchaser of its obligations hereunder and thereunder and the consummation by such Purchaser of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
Section 4.04    Financing. At the applicable Closing, each Purchaser acquiring shares of Series A Preferred Stock at such Closing will have available funds necessary to, consummate the Purchase and pay the Purchase Price for its Acquired Shares on the terms and conditions contemplated by this Agreement.
Section 4.05    Ownership of Company Stock. None of the Purchasers nor any of their respective Affiliates owns any capital stock or other securities of the Company.

Section 4.06    Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of any Purchaser or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by the Purchasers.
Section 4.07    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by each Purchaser and its respective Representatives, each Purchaser and its respective Representatives have received and may continue to receive from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information containing such information, regarding the Company and its Subsidiaries and their respective businesses and operations. Such Purchaser hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which such Purchaser is familiar, that each Purchaser is making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to such Purchaser (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that except for fraud or the representations and warranties made by the Company in Article III of this Agreement and in any certificate or other document delivered in connection with this Agreement, such Purchaser will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto.
Section 4.08    Purchase for Investment. Each Purchaser acknowledges that the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock have not been registered under the Securities Act or under any state or other applicable securities laws. Such Purchaser (a) acknowledges that it is acquiring the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (b) will not sell, transfer, or otherwise dispose of any of the Series A Preferred Stock or the Common Stock issuable upon the conversion of the Series A Preferred Stock, except in compliance with this Agreement and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock and of making an informed investment decision, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act) and (e) (1) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock, (2) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify any information furnished to it or to which it had access and (3) can bear the economic risk of (i) an investment in the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock indefinitely and (ii) a total loss in respect of such investment. Such Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock and to protect its own interest in connection with such investment.
Section 4.09    No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in Article III and in any certificate or other document delivered in connection with this Agreement, such Purchaser hereby acknowledges that neither the Company nor any of its Subsidiaries, nor any other Person, (a) has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to such Purchaser or any of its Representatives or any information developed by such Purchaser or any of its Representatives or (b) except in the case of fraud, will have or be subject to any liability or indemnification obligation to such Purchaser resulting from the delivery, dissemination or any other distribution to such Purchaser or any of its Representatives, or the use by such Purchaser or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to such Purchaser or any of its Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal), in anticipation or contemplation of any of the Transactions or any other transactions or potential transactions involving the Company and such Purchaser. Such Purchaser, on behalf of itself and on behalf of its respective Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to fraud. Such Purchaser hereby acknowledges (for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the Transactions, such Purchaser and its Affiliates and Representatives have relied on the results of their own independent investigation.
ARTICLE V

Additional Agreements
Section 5.01    Pre-Closing Covenants. Except as required by applicable Law, Judgment or to comply with any notice from a Governmental Authority, as expressly contemplated, required or permitted by this Agreement, during the period from the date of this Agreement until the Initial Closing Date (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), unless the Purchasers otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned) the Company shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to operate their businesses in all material respects in the ordinary course and, unless the Purchasers otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not:

(a)    other than the authorization and issuance of the Series A Preferred Stock to the Purchasers and the consummation of the other Transactions, issue, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock; provided that the Company may issue or grant shares of Common Stock or other securities in the ordinary course of business pursuant to the terms of a Company Plan in effect on the date of this Agreement;
(b)    redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests (other than pursuant to the cashless exercise of Company Stock Options or the forfeiture or withholding of Taxes with respect to Company Stock Options, Company Restricted Shares, Company MSUs or Company PSUs);
(c)    establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests;
(d)    split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests; or
(e)    amend or supplement the Company Charter Documents in a manner that would affect the Purchasers in an adverse manner either as a holder of Series A Preferred Stock or with respect to the rights of the Purchasers under this Agreement.
Section 5.02    Reasonable Best Efforts; Filings. (a) Subject to the terms and conditions of this Agreement, each of the Company and the Purchasers shall cooperate with each other and use (and shall cause its Subsidiaries to use) its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable to cause the conditions to Initial Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.
(a)    The Company and the Purchasers agree to make an appropriate filing of a Notification and Report Form (“HSR Form”) pursuant to the HSR Act with respect to the Transactions (which shall request the early termination of any waiting period applicable to the Transactions under the HSR Act) as promptly as reasonably practicable following the date of this

Agreement, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents that may be required pursuant to the HSR Act, so as to enable the parties hereto to consummate the Transactions.
(b)    Each of the Company and the Purchasers shall use their respective reasonable best efforts to (i) cooperate in all respects with the other party in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by the Company or the Purchaser, as the case may be, from or given by the Company or the Purchasers, as the case may be, to the Federal Trade Commission (“FTC”), the Department of Justice (“DOJ”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other party with respect to information relating to such party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions, other than “4(c) and 4(d) documents” as that term is used in the rules and regulations under the HSR Act and other confidential information contained in the HSR Form, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.
(c)    Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.02 shall require any Purchaser to take any action or to cause any of its Affiliates (other than the Purchaser Parties or any assignees of a Purchaser that become a party to this Agreement pursuant to Section 8.03 and their respective controlled Affiliates) to take any action, including selling, divesting, conveying, holding separate, or otherwise limiting its freedom of action, with respect to any assets, rights, products, licenses, businesses, operations, or interest therein, of any such Purchaser, Affiliates or any direct or indirect portfolio companies of investment funds advised or managed by one or more Affiliates of such Purchaser with respect to satisfying the condition set forth in Section 6.01(b).
Section 5.03    Corporate Actions. (a) At any time that any Series A Preferred Stock is outstanding, the Company shall:
(i)    from time to time take all lawful action within its control to cause the authorized capital stock of the Company to include a sufficient number of authorized but unissued shares of Common Stock to satisfy the conversion requirements of all shares of the Series A Preferred Stock then outstanding; and

(ii)    not effect any voluntary deregistration under the Exchange Act or any voluntary delisting with the NYSE in respect of the Common Stock other than in connection with a Change of Control (as defined in the Certificate of Designations).
(b)    Prior to the Initial Closing, the Company shall file with the DSS the Certificate of Designations in the form attached hereto as Annex I, with such changes thereto as the parties may reasonably agree.
(c)    If any occurrence since the date of this Agreement until the Initial Closing would have resulted in an adjustment to the Conversion Rate pursuant to the Certificate of Designations if the Series A Preferred Stock had been issued and outstanding since the date of this Agreement, the Company shall adjust the Conversion Rate, effective as of the Initial Closing, in the same manner as would have been required by the Certificate of Designations if the Series A Preferred Stock had been issued and outstanding since the date of this Agreement.
Section 5.04    Public Disclosure. The Purchasers and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction Agreements or the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system. The Purchasers and the Company agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form attached hereto as Annex III (the “Announcement”). Notwithstanding the forgoing, this Section 5.04 shall not apply to any press release or other public statement made by the Company or the Purchasers (a) which is consistent with the Announcement and does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of the Transaction Agreements or the Transactions.
Section 5.05    Confidentiality. The Purchasers will, and will cause their Affiliates and their respective Representatives to, keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that may be furnished to any Purchaser, its Affiliates or its or their respective Representatives by or on behalf of the Company or any of its Representatives pursuant to (x) this Agreement, including any such information provided pursuant to Section 5.14 of this Agreement or (y) pursuant to the non-disclosure agreement, dated March 27, 2017, by and between Kohlberg Kravis Roberts & Co. L.P. and the Company (the “Confidentiality Agreement”) (the information referred to in clauses (x) and (y), collectively referred to as the “Confidential Information”) and to use the Confidential Information solely for the purposes of monitoring, administering or managing the Purchaser Parties’ investment in the Company made pursuant to this Agreement; provided that the Confidential Information shall not include information that (i) was or becomes available to the public other than as a result of a disclosure by any Purchaser, any of its Affiliates or any of their respective Representatives in violation of this Section 5.05, (ii) was or becomes available to any Purchaser, any of its Affiliates or any of their respective Representatives from a source other than the Company or its Representatives, provided that such source is believed by such Purchaser not to be disclosing such information in violation of an obligation of confidentiality (whether by agreement or otherwise) to the Company, (iii) at the time of disclosure is already in the possession of any Purchaser, any of its Affiliates or any of their respective Representatives, provided that such information is believed by such Purchaser not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the Company, or (iv) was independently developed by any Purchaser, any of its Affiliates or any of their respective Representatives without reference to, incorporation of, or other use of any Confidential Information. Each Purchaser agrees, on behalf of itself and its Affiliates and its and their respective Representatives, that Confidential Information may be disclosed solely (i) to such Purchaser’s Affiliates and its and their respective Representatives on a need-to-know basis, (ii) to its stockholders, limited partners, members or other owners, as the case may be, regarding the general status of its investment in the Company (without disclosing specific confidential information), (iii) to any third-party that has entered into a confidentiality agreement with a Purchaser in form similar to the Confidentiality Agreement and (iv) in the event that such Purchaser, any of its Affiliates or any of its or their respective Representatives are requested or required by applicable Law, Judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each of which instances such Purchaser, its Affiliates and its and their respective Representatives, as the case may be, shall, to the extent legally permitted, provide notice to the Company sufficiently in advance of any such disclosure so that the Company will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure.
Section 5.06    NYSE Listing of Shares. To the extent the Company has not done so prior to the date of this Agreement, the Company shall promptly apply to cause the aggregate number of shares of Common Stock issuable upon the conversion of the Acquired Shares, including Accrued Dividends (as defined in the Certificate of Designations) until the fifth anniversary of the first Dividend Payment Date (as defined in the Certificate of Designations), to be approved for listing on the NYSE, subject to official notice of issuance. From time to time following the Initial Closing Date, the Company shall cause the number of shares of Common Stock issuable upon conversion of the then outstanding shares of Series A Preferred Stock to be approved for listing on the NYSE, subject to official notice of issuance.
Section 5.07    Standstill. The Purchasers agree that during the applicable Standstill Period, without the prior written approval of the Board, the Purchasers will not, directly or indirectly, and will cause its Affiliates not to:
(a)    acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, any securities or direct or indirect rights to acquire any equity securities of the Company or any of its Affiliates, any securities convertible into or exchangeable for any such equity securities, any options or other derivative securities or contracts or instruments in any way related to the price of shares of Common Stock or substantially all of the assets or property of the Company and its Subsidiaries (but in any case excluding any issuance by the Company of shares of Company Common Stock or options, warrants or other rights to acquire Common Stock (or the exercise thereof) to any Purchaser Director (A) as compensation for their membership on the Board or (B) as a result of a dividend payment on, or the conversion of, the Series A Preferred Stock pursuant to the provisions of the Certificate of Designations);
(b)    make or in any way encourage or participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC, to vote, or knowingly seek to advise or influence any Person with respect to voting of, any voting securities of the Company or any of its Subsidiaries (excluding any votes required for the approval of the Transactions), or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders, or other than with respect to the Purchaser Director, seek election to or to place a representative on the Board or seek the removal of any director from the Board;
(c)    [Reserved];
(d)    make any public announcement with respect to, or offer, seek, propose or indicate an interest in (in each case with or without conditions), any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or purchase of all or substantially all of the assets of the Company and its Subsidiaries, or any other extraordinary transaction involving the Company or any Subsidiary of the Company or any of their respective securities, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing; provided that the Purchasers may make confidential proposals to the Board of Directors of the Company regarding mergers, consolidations or other business combinations with the Company or a purchase of all or substantially all of the Company’s assets so long as such proposals would not reasonably be expected to require any public disclosure by the Company;
(e)    otherwise act, alone or in concert with others, to seek to control or influence, in any manner, management or the board of directors of the Company or any of its Subsidiaries (other than in the capacity of the Purchaser Director);
(f)    make any proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with any of the foregoing;
(g)    advise, assist, knowingly encourage or direct any Person to do, or to advise, assist, encourage or direct any other Person to do, any of the foregoing;
(h)    take any action that would, in effect, require the Company to make a public announcement regarding the possibility of a transaction or any of the events described in this Section 5.07;
(i)    enter into any discussions, negotiations, arrangements or understandings with any third party (including, without limitation, security holders of the Company, but excluding, for the avoidance of doubt, any Purchaser Parties) with respect to any of the foregoing, including, without limitation, forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any third party with respect to any securities of the Company or otherwise in connection with any of the foregoing;

(j)    request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 5.07, provided that this clause shall not prohibit the Purchaser Parties from making a confidential request to the Company seeking an amendment or waiver of the provisions of this Section 5.07, which the Company may accept or reject in its sole discretion, so long as any such request is made in a manner that does not require public disclosure thereof by any Person; or
(k)    contest the validity of this Section 5.07 or make, initiate, take or participate in any demand, Action (legal or otherwise) or proposal to amend, waive or terminate any provision of this Section 5.07;
provided, however, that nothing in this Section 5.07 will limit (1) the Purchaser Parties’ ability to vote (subject to Section 5.10), Transfer (subject to Section 5.08), convert (subject to Section 6 of the Certificate of Designations) or otherwise exercise rights under its Common Stock or Series A Preferred Stock or (2) the ability of any Purchaser Director to vote or otherwise exercise his or her legal duties or otherwise act in his or her capacity as a member of the Board.
Section 5.08    Transfer Restrictions. (a) Except as otherwise permitted in Section 5.08(b), until the earlier of (i) the one-year anniversary of the Initial Closing Date and (ii) a Fundamental Change, the Purchaser Parties will not (i) Transfer any Series A Preferred Stock or any Common Stock issued upon conversion of the Series A Preferred Stock or (ii) make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss which results from a decline in the market price of, any shares of Series A Preferred Stock or Common Stock, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, with respect to any of the Series A Preferred Stock, the Common Stock or any other capital stock of the Company (any such action, a “Hedge”).
(a)    Notwithstanding Section 5.08(a), the Purchaser Parties shall be permitted to Transfer any portion or all of their Series A Preferred Stock or Common Stock issued upon conversion of the Series A Preferred Stock at any time under the following circumstances:
(i)    Transfers to any Permitted Transferees of the Purchaser or a Purchaser Party, but only if the transferee agrees in writing prior to such Transfer for the express benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement and if the transferee and the transferor agree for the express benefit of the Company that the transferee shall Transfer the Series A Preferred Stock or Common Stock so Transferred back to the transferor at or before such time as the transferee ceases to be a Permitted Transferee of the transferor;
(ii)    Transfers pursuant to a merger, consolidation or other business combination involving the Company;

(iii)    Transfers pursuant to a tender offer or exchange offer for 100% of the equity securities of the Company made by a Person who is not an Affiliate of any holder of Series A Preferred Stock; and
(iv)    Transfers that have been approved by the Board, subject to such conditions as the Board determines.
(b)    Notwithstanding Sections 5.08(a) and (b), the Purchaser Parties will not at any time, directly or knowingly indirectly (without the prior written consent of the Board) Transfer any Series A Preferred Stock or Common Stock issued upon conversion of the Series A Preferred Stock to a Prohibited Transferee; provided, however, that this Section 5.08(c) shall not restrict (i) any Transfer into the public market pursuant to a bona-fide, broadly distributed underwritten public offering made pursuant to the Registration Rights Agreement, (ii) any Transfer to a broker-dealer in a block sale so long as such broker-dealer is purchasing such securities for its own account and makes block trades in the ordinary course of its business, (iii) any Transfer pursuant to a merger, consolidation or other business combination involving the Company or (iv) any Transfer pursuant to a tender offer or exchange offer for 100% of the equity securities of the Company made by a Person who is not an Affiliate of any holder of Series A Preferred Stock.
(c)    Notwithstanding Sections 5.08(a), (b) or (c), until the earlier of (i) the three-year anniversary of the Initial Closing Date and (ii) a Fundamental Change, no Purchaser Party will directly or indirectly (without the prior written consent of the Board) Transfer, in one or more related transactions, shares of Series A Preferred Stock or shares of Common Stock issued upon conversion of the Series A Preferred Stock to any single Person or any “group” (as defined in Section 13(d)(3) of the Exchange Act) of Persons who such Purchaser Party knows or would know after reasonable inquiry at the time of such Transfer to beneficially own 5% or more of the Common Stock then outstanding on an as converted basis; provided, however, that this Section 5.08(d) shall not restrict (i) Transfers permitted in Section 5.08(b), (ii) Transfers to a mutual fund that, to the relevant Purchaser Party’s or broker-dealer’s, as applicable knowledge after reasonable inquiry, typically makes investments in Persons in the ordinary course of its business for investment purposes and not with the purpose or intent of changing or influencing the control of such Person, (iii) a bona fide underwritten public offering, in an open market transaction effected through a broker-dealer, (iv) a Transfer to a broker-dealer in a block sale so long as such broker-dealer is purchasing such securities for its own account and makes block trades in the ordinary course of its business or (v) a derivatives transaction entered into with a bank, broker-dealer or other derivatives dealer.
(d)    Any attempted Transfer in violation of this Section 5.08 shall be null and void ab initio.
Section 5.09    Legend. (a) All certificates or other instruments representing the Series A Preferred Stock or Common Stock issued upon conversion of the Series A Preferred Stock will bear a legend substantially to the following effect:
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR

OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF MAY 8, 2017, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.
(a)    Upon request of the applicable Purchaser Party, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for any Series A Preferred Stock or Common Stock to be Transferred in accordance with the terms of this Agreement and the second paragraph of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement (and, for the avoidance of doubt, immediately prior to any termination of this Agreement).
Section 5.10    Election of Directors. (a) [Reserved].
(a)    Upon the occurrence of the Fall-Away of Purchaser Board Rights, at the written request of the Board, the Purchaser Director shall immediately resign, and the Purchasers shall cause the Purchaser Director immediately to resign, from the Board effective as of the date of the Fall-Away of Purchaser Board Rights, and the Purchasers shall no longer have any rights under this Section 5.10, including, for the avoidance of doubt, any designation and/or nomination rights under Section 5.10(c)
(b)    Until the occurrence of the Fall-Away of Purchaser Board Rights, at each annual meeting of the Company’s stockholders, the Lead Purchasers shall have the right to designate a Purchaser Designee for election (in accordance with Section 15 of the Certificate of Designations) to the Board at such annual meeting; provided that if at any time the Lead Purchasers and their Permitted Transferees fail to satisfy clause (i) of the 50% Beneficial Ownership Requirement while all Purchasers collectively continue to satisfy clause (ii) of the 50% Beneficial Ownership Requirement, then the Purchasers, by vote or written consent of Purchasers having beneficial ownership of a majority of shares of Series Common Stock issued or issuable upon conversion of the Series A Preferred Stock, shall have the right to designate the Purchaser Designee. Subject to Section 5.10(e), the Company shall include the Purchaser Designee designated by the Lead Purchasers or the Purchasers, as applicable, in accordance with this Section 5.10(c) in the Company’s slate of nominees as “Purchaser Designee” (in accordance with Section 15 of the Certificate of Designations) for each relevant annual meeting of the Company’s stockholders and shall recommend that the holders of the Series A Preferred Stock vote in favor of the Purchaser Designee and shall support the Purchaser Designee in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate.

(c)    Until the occurrence of the Fall-Away of Purchaser Board Rights, in the event of the death, disability, resignation or removal of any Purchaser Director as a member of the Board, the Lead Purchasers or the Purchasers, as applicable, may designate a Purchaser Designee to replace such Purchaser Director and, subject to Section 5.10(e) and any applicable provisions of the DGCL, the Company shall cause such Purchaser Designee to fill such resulting vacancy.
(d)    The Company’s obligations to have any Purchaser Designee elected to the Board or nominate any Purchaser Designee for election as a director at any meeting of the Company’s stockholders pursuant to this Section 5.10, as applicable, shall in each case be subject to (A) such Purchaser Designee’s satisfaction of all requirements regarding service as a director of the Company under applicable Law and stock exchange rules regarding service as a director of the Company and all other criteria and qualifications for service as a director applicable to all directors of the Company, (B) such Purchaser Designee meeting all independence requirements under the listing rules of the NYSE and (C) in the event the Purchaser Designee is to be designated by the Purchasers pursuant to Section 5.10(c), then such Purchaser Designee shall be an Independent Director; provided that in no event shall such Purchaser Designee’s relationship with the Purchaser Parties or their Affiliates (or any other actual or potential lack of independence resulting therefrom), in and of itself, be considered to disqualify such Purchaser Designee from being a member of the Board pursuant to this Section 5.10. The Purchaser Parties will cause each Purchaser Designee to make himself or herself reasonably available for interviews and to consent to such reference and background checks or other investigations as the Board may reasonably request from any individual nominated as a director of the Company to determine the Purchaser’s Nominee’s eligibility and qualification to serve as a director of the Company. No Purchaser Designee shall be eligible to serve on the Board if he or she has been involved in any of the events enumerated under Item 2(d) or (2) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act or is subject to any Judgment prohibiting service as a director of any public company. As a condition to any Purchaser Designee’s election to the Board or nomination for election as a director of the Company at any meeting of the Company’s stockholders, the Purchaser Parties and the Purchaser Designee must provide to the Company:
(i)    all information requested by the Company that is required to be or is customarily disclosed for directors, candidates for directors and their respective Affiliates and Representatives in a proxy statement or other filings in accordance with applicable Law, any stock exchange rules or listing standards or the Company Charter Documents or corporate governance guidelines, in each case, relating to the Purchaser Designee’s election as a director of the Company;
(ii)    all information requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to the Purchaser Designee’s nomination or election, as applicable, as a director of the Company or the Company’s operations in the ordinary course of business;
(iii)    an undertaking in writing by the Purchaser Designee:

a.    to be subject to, bound by and duly comply with the code of conduct in the form agreed upon by the other directors of the Company; and
b.    to recuse himself or herself from any deliberations or discussion of the Board or any committee thereof regarding any Transaction Agreement or the Transactions.
(e)    The Company shall indemnify the Purchaser Director and provide the Purchaser Director with director and officer insurance to the same extent as it indemnifies and provides such insurance to other members of the Board, pursuant to the Company Charter Documents, the DGCL or otherwise.
Section 5.11    Voting. Until the Fall-Away of Purchaser Board Rights:
(a)    At the first meeting of the stockholders of the Company for the election of directors following the execution of this Agreement and at every postponement or adjournment thereof, the Purchasers shall, and shall cause the Purchaser Parties to, take such action as may be required so that all of the shares of Series A Preferred Stock or Common Stock beneficially owned, directly or indirectly, by the Purchaser Parties and entitled to vote at such meeting of stockholders are voted in favor of each director nominated or recommended by the Board for election, and until the Fall Away of Purchaser Board Rights, the Purchasers shall, and shall cause the Purchaser Parties to, at each applicable meeting of the stockholders of the Company, take such action as may be required so that all of the shares of the Series A Preferred Stock beneficially owned, directly or indirectly, by the Purchaser Parties and entitled to vote at such meeting of stockholders are voted in favor of the Purchaser Designee, who shall be nominated and recommended by the Board for election at any such meeting; provided that no Purchaser Party shall be under any obligation to vote in the same manner as recommended by the Board or in any other manner, other than in the Purchaser Parties’ sole discretion, with respect to any other matter, including the approval (or non-approval) or adoption (or non-adoption) of, or other proposal directly related to, any merger or other business combination transaction involving the Company, the sale of all or substantially all of the assets of the Company and its Subsidiaries or any other change of control transaction involving the Company; and
(b)    Until the Fall-Away of Purchaser Board Rights, the Purchasers shall, and shall (to the extent necessary to comply with this Section 5.11) cause the Purchaser Parties to, be present, in person or by proxy, at all meetings of the stockholders of the Company so that all shares of Series A Preferred Stock or Common Stock beneficially owned by the Purchasers or the Purchaser Parties may be counted for the purposes of determining the presence of a quorum and voted in accordance with Section 5.11(a) at such meetings (including at any adjournments or postponements thereof).
(c)    The provisions of this Section 5.11 shall not apply to the exclusive consent and voting rights of the holders of Series A Preferred Stock set forth in Section 15 of the Certificate of Designations and Section 5.10.

Section 5.12    Tax Matters. (a) The Company and its paying agent shall be entitled to withhold Taxes on all payments and distributions (or deemed distributions) on the Series A Preferred Stock or Common Stock or other securities issued upon conversion of the Series A Preferred Stock to the extent required by applicable Law. Prior to the date of any such payment, each Purchaser, and each Permitted Transferee with respect to the Series A Preferred Stock, shall have delivered to the Company or its paying agent a duly executed, valid, accurate and properly completed Internal Revenue Service (“IRS”) Form W‑9, certifying that such Purchaser is a U.S. Person exempt from U.S. federal backup withholding tax.
(a)    Absent a change in law or IRS practice, issuance of contrary guidance or a contrary determination (as defined in Section 1313(a) of the Code), the Purchasers and the Company agree not to treat the Series A Preferred Stock (based on their terms as set forth in the Certificate of Designations) as indebtedness for United States federal income Tax and withholding Tax purposes, and shall not take any position inconsistent with such treatment.
(b)    The Company shall pay any and all documentary, stamp and similar issue or transfer Tax due on (x) the issue of the Series A Preferred Stock and (y) the issue of shares of Common Stock upon conversion of the Series A Preferred Stock. However, in the case of conversion of Series A Preferred Stock, the Company shall not be required to pay any Tax or duty that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or Series A Preferred Stock to a beneficial owner other than the beneficial owner of the Series A Preferred Stock immediately prior to such conversion, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such Tax or duty, or has established to the satisfaction of the Company that such Tax or duty has been paid.
Section 5.13    Use of Proceeds. The Company shall use the proceeds from the issuance and sale of the Acquired Shares (a) to pay for any costs, fees and expenses incurred in connection with the Transactions and/or (b) for general corporate purposes.
Section 5.14    Participation.
(a)    For the purposes of this Section 5.14, “Excluded Issuance” shall mean (i) the issuance of any shares of equity securities that is subject to Section 12 of the Certificate of Designations, but solely to the extent than an adjustment is made or the holders of Series A Preferred Stock participate in such issuance pursuant to Section 12 of the Certificate of Designations, (ii) the issuance of shares of any equity securities (including upon exercise of options) to directors, officers, employees, consultants or other agents of the Company as approved by the Board, (iii) the issuance of shares of any equity securities pursuant to an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock, ownership plan or similar benefit plan, program or agreement as approved by the Board, (iv) the issuance of shares of equity securities in connection with any “business combination” (as defined in the rules and regulations promulgated by the SEC) or otherwise in connection with bona fide acquisitions of securities or substantially all of the assets of another Person, business unit, division or business, (v) securities issued pursuant to the conversion, exercise or exchange of Series A Preferred Stock issued to the Purchaser, (vi) shares of a Subsidiary of the Company issued to the Company or a Wholly-Owned Subsidiary of the

Company, (vii) securities of a joint venture (provided that no Affiliate (other than any Subsidiary of the Company) of the Company acquires any interest in such securities in connection with such issuance) or (viii) the issuance of bonds, debentures, notes or similar debt securities convertible into Common Stock into the public market pursuant to a bona-fide, broadly distributed underwritten public offering, if the conversion or exercise price is at least the greater of (x) the then applicable Conversion Price (as defined in the Certificate of Designations) and (y) the Current Market Price (as defined in the Certificate of Designations) as of the date the Company would have been required to give the Purchasers notice of such issuance if it were not an Excluded Issuance.
(b)    Until the occurrence of the Fall-Away of Purchaser Board Rights, if the Company proposes to issue equity securities of any kind (the term “equity securities” shall include for these purposes Common Stock and any warrants, options or other rights to acquire, or any securities that are exercisable for, exchangeable for or convertible into, Common Stock or any other class of capital stock of the Company), other than in an Excluded Issuance, then the Company shall:
(i)    give written notice to the Purchasers (no less than ten (10) Business Days prior to the closing of such issuance, setting forth in reasonable detail (A) the designation and all of the terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, to the extent applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (B) the price and other terms of the proposed sale of such securities; and (C) the amount of such securities proposed to be issued; provided that following the delivery of such notice, the Company shall deliver to the Purchasers any such information the Purchasers may reasonably request in order to evaluate the proposed issuance, except that the Company shall not be required to deliver any information that has not been or will not be provided or otherwise made available to the proposed purchasers of the Proposed Securities; and
(ii)    offer to issue and sell to the Purchaser Parties, on such terms as the Proposed Securities are issued and upon full payment by the Purchaser Parties, a portion of the Proposed Securities equal to a percentage determined by dividing (A) the number of shares of Common Stock the Purchaser Parties beneficially own (on an as converted basis) by (B) the total number of shares of Common Stock then outstanding (on an as-converted basis) (such percentage, a Purchaser Party’s “Participation Portion”); provided, however, that the Company shall not be required to offer to issue or sell to the Purchaser Parties (or to any of them) the portion of the Proposed Securities that would require the Company to obtain stockholder approval in respect of the issuance of any Proposed Securities under the listing rules of the NYSE or any other securities exchange or any other applicable Law.
(c)    The Purchasers will have the option, on behalf of the applicable Purchaser Parties, exercisable by written notice to the Company, to accept the Company’s offer and commit to purchase any or all of the equity securities offered to be sold by the Company to the Purchaser Parties, which notice must be given within seven (7) Business Days after receipt of such notice from the Company. If the Company offers two (2) or more securities in units to the other participants in the offering, the Purchaser Parties must purchase such units as a whole and will not be given the opportunity to purchase only one (1) of the securities making up such unit. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right; provided, however, that the closing of any purchase by any such Purchaser Party may be extended beyond the closing of the sale of the Proposed Securities giving rise to such preemptive right to the extent necessary to (i) obtain required approvals from any Governmental Authority or (ii) permit the Purchaser Parties to receive proceeds from calling capital pursuant to commitments made by its (or its affiliated investment funds’) limited partners. Upon the expiration of the offering period described above, the Company will be free to sell such Proposed Securities that the Purchaser Parties have not elected to purchase during the 90 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Purchaser Parties in the notice delivered in accordance with Section 5.14(b). Any Proposed Securities offered or sold by the Company after such 90-day period shall be reoffered to the Purchaser Parties pursuant to this Section 5.14.
(d)    The election by any Purchaser Party not to exercise its subscription rights under this Section 5.14 in any one instance shall not affect their right as to any subsequent proposed issuance.
(e)    Notwithstanding anything in this Section 5.14 to the contrary, the Company will not be deemed to have breached this Section 5.14 if not later than thirty (30) Business Days following the issuance of any Proposed Securities in contravention of this Section 5.14, the Company or the transferee of such Proposed Securities offers to sell a portion of such equity securities or additional equity securities of the type(s) in question to each Purchaser Party so that, taking into account such previously-issued Proposed Securities and any such additional Proposed Securities, each Purchaser Party will have had the right to purchase or subscribe for Proposed Securities in a manner consistent with the allocation and other terms and upon same economic and other terms provided for in Sections 5.14(b) and 5.14(c).
(f)    In the case of an issuance subject to this Section 5.14 for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the Fair Market Value thereof.
Section 5.15    Certain Redemptions. If a Physical Settlement or Combination Settlement under Section 9 or Section 10 of the Certificate of Designations would result in the issuance to the Purchaser Parties and their Affiliates of five percent (5.0%) or more, but less than ten percent (10.0%), of the outstanding shares of Common Stock of the Company as of the relevant Redemption Date (after giving effect to such issuance), then in addition to the settlement of the Redemption Price for each redeemed Share of Series A Preferred Stock from the Purchaser Parties and their Affiliates, the Company shall pay to the Purchaser Parties an aggregate amount of cash (the “Additional Amount”) equal to the Applicable Percentage (as defined below) multiplied by the aggregate Redemption Price to be paid to the Purchaser Parties and their Affiliates (such payment to be made pro rata among the Purchaser Parties and their Affiliates based on the number of shares of Series A Preferred Stock being redeemed by each of them). The “Applicable Percentage” means the result of (i) the percentage of the outstanding shares of Common Stock of the Company as of the relevant Redemption Date issued to the Purchaser Parties and their Affiliates in the redemption (after giving effect to such issuance) minus (ii) five percent (5.0%).
Section 5.16    Credit Agreement. If the Company proposes to enter into any new credit facility after the date hereof or to extend the maturity of the Credit Agreement, the Company shall use commercially reasonable efforts to obtain terms and conditions under such credit facility or extension that would permit the redemption of the Series A Preferred Stock pursuant to Sections 8, 8.1, 9 and 10 of the Certificate of Designations entirely for cash. For the avoidance of doubt, the Company should have no liability to the Purchasers if it is not able to obtain the foregoing terms and conditions.
Section 5.17    Offers and Sales of Series A Preferred Stock by the Lead Purchasers. The Lead Purchasers shall not take any action or omit to take any action in connection with the offering for sale and/or sale by the Lead Investor of any shares of Series A Preferred Stock if such action or omission would result in a requirement under the Securities Act to register the offer and/or sale of shares of Series A Preferred Stock by the Company.
Section 5.18    FCC.  The Company and the Lead Purchasers shall use their commercially reasonable efforts to cooperate, including in the restructuring of the Transactions (provided that, for the avoidance of doubt, such restructuring shall not amend Section 5.10 of this Agreement), to avoid any requirement for approval of the Transactions by the Federal Communications Commission (“FCC”), including, without limitation, any approvals required pursuant to (x) the FCC Declaratory Ruling applicable to the Company and its Subsidiaries and (y) the FCC’s foreign ownership rules. Notwithstanding the foregoing, if, prior to June 1, 2017, the parties have not either (i) determined that approval of the Transactions by the FCC is not required or (ii) agreed upon a restructuring of the Transactions that the parties determine will not require approval by the FCC, then the Company hereby agrees to return the license of Radio Station KXMZ to the FCC for cancellation no later than June 2, 2017. In any event, the Company agrees to dispose of Radio Station KXMZ no later than September 30, 2017.
ARTICLE VI

Conditions to Closing
Section 6.01    Conditions to the Obligations of the Company and the Purchasers. The respective obligations of each of the Company and the Purchasers to effect the Initial Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)    no temporary or permanent Judgment shall have been enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending, or any applicable Law shall be in effect enjoining or otherwise prohibiting consummation of the Transactions (collectively, “Restraints”); and

(b)    the waiting period (and any extension thereof) applicable to the consummation of Transactions under the HSR Act shall have expired or early termination thereof shall have been granted.
Section 6.02    Conditions to the Obligations of the Company. The obligations of the Company to effect the Initial Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Initial Closing Date of the following conditions:
(a)    the representations and warranties of the Purchasers set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Initial Closing Date with the same effect as though made as of the Initial Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect;
(b)    the Purchasers shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Initial Closing; and
(c)    the Company shall have received a certificate, signed on behalf of each of the Purchasers by an executive officer thereof, certifying that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.
Section 6.03    Conditions to the Obligations of the Purchasers. The obligations of the Purchasers to effect the Initial Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Initial Closing Date of the following conditions:
(a)    the representations and warranties of the Company (i) set forth in Sections 3.01, 3.02(a), 3.03(a), 3.08, 3.09, 3.12, 3.13, 3.14, 3.15 and 3.16 shall be true and correct in all material respects as of the date hereof and as of the Initial Closing Date with the same effect as though made as of the Initial Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) set forth in this Agreement, other than in Sections 3.01, 3.02(a), 3.03(a), 3.08, 3.09, 3.12, 3.13, 3.14, 3.15 and 3.16, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the Initial Closing Date with the same effect as though made as of the date hereof and as of the Initial Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(b)    the Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Initial Closing;

(c)    the Purchasers shall have received a certificate, signed on behalf of the Company by an executive officer thereof, certifying that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied;
(d)    the Company shall have duly adopted and filed with the DSS the Certificate of Designations, and the Certificate of Designations shall have been accepted for record by the DSS and a certified copy thereof shall have been delivered to the Purchaser;
(e)    the Board shall have taken all actions necessary and appropriate to elect Richard Sarnoff to the Board, effective immediately upon the Initial Closing;
(f)    any shares of Common Stock issuable upon conversion of the Series A Preferred Stock (other than any additional shares of Series A Preferred Stock that may be issued as dividends in kind) at the Conversion Rate specified in the Certificate of Designations as in effect on the date hereof shall have been approved for listing on the NYSE, subject to official notice of issuance;
(g)    The Purchasers (or their counsel) shall have received a counterpart of this Agreement and each other Transaction Document signed by each of the requisite parties thereto (which may include delivery of a signed signature page of this Agreement and each other Transaction Document by facsimile or other means of electronic transmission (e.g., “pdf”));
(h)    The Purchasers shall have received a written opinion of Sidley Austin LLP (i) dated as of the Initial Closing Date, (ii) addressed to the Lead Purchasers and (iii) in form and substance reasonably satisfactory to the Lead Purchasers covering the following matters with respect to the Company: due incorporation, valid existence and good standing; due authorization, execution and delivery of the Investment Agreement and Registration Rights Agreement; no conflict with organizational documents, applicable law, the Credit Agreement and the Indenture; no governmental consent; the shares of Series A Preferred Stock are validly issued, fully paid and non-assessable; no registration; and 1940 Act compliance;
(i)    The Purchasers shall have received a certificate of the Secretary or Assistant Secretary or similar officer of the Company dated as of the Initial Closing Date and certifying and attaching:
(i)    a copy of the certificate of incorporation or other equivalent constituent and governing documents, including all amendments thereto (including, the Certificates of Designation), of the Company, certified as of a recent date by the Secretary of State of the State of Delaware;
(ii)    a certificate as to the good standing of the Company as of a recent date from the Secretary of State of the State of Delaware;
(iii)    that attached thereto is a true and complete copy of the by-laws (or other equivalent constituent and governing documents) of the Company as in effect on the

Initial Closing Date and at all times since a date prior to the date of the resolutions described in Section 6.03(i)(iv);
(iv)    that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of the Company authorizing the execution, delivery and performance of this Agreement and each other Transaction Document dated as of the Initial Closing Date to which the Company is a party, the filing of the Certificates of Designation with the Secretary of State of the State of Delaware, the sale and purchase of the Series A Preferred Stock hereunder, the increase in the number of directors which constitute the Company’s board of directors and the election to the board of directors of the Initial Purchaser Director Designee, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Initial Closing Date;
(v)    as to the incumbency and specimen signature of each officer executing this Agreement, any other Transaction Document or any other document delivered in connection herewith or therewith on behalf of the Company; and
(vi)    as to the absence of any pending proceeding for the dissolution or liquidation of the Company or, to the knowledge of the Company, threatening the existence of the Company; and
(j)    The Lead Purchasers shall have received reimbursement for all reasonable and documented out-of-pocket fees and expenses, including reasonable travel expenses, incurred in connection with the Transaction Documents (including reasonable and documented fees, charges and disbursements of Paul, Weiss, Rifkind, Wharton & Garrison LLP, Wiley Rein LLP, Ropes & Gray LLP, Deloitte & Touche) that have been invoiced to the Company not less than three Business Days prior to the Initial Closing Date, up to a maximum amount of $850,000 in the aggregate;
Section 6.04    Alternative Acquisition. Notwithstanding this Agreement or any of the terms or conditions herein, if within 30 days of the date hereof (the “Alternative Acquisition Conditions Date”), the Alternative Acquisition Conditions (as defined below) have been satisfied and the Company has given written notice to this effect to the Purchasers, then the Company may terminate this Agreement; provided that the Company shall, within two business days after the date of such notice, pay KKR Classic Investors LLC or its designees a fee equal to $15,000,000. The “Alternative Acquisition Conditions” shall have been met if:
(a)    On or prior to the Alternative Acquisition Conditions Date, a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or shall have been made directly to the Company’s stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal with respect to the Company; and
(b)    The Company shall approve or recommend, or publicly declare advisable, publicly propose to enter into or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement relating to any Acquisition Proposal.
ARTICLE VII

Termination; Survival
Section 7.01    Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Initial Closing:
(a)    by the mutual written consent of the Company and the Purchasers;
(b)    by either the Company or the Purchasers upon written notice to the other, if the Initial Closing should not have occurred on or prior to August 8, 2017 (the “Termination Date”); provided that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or primarily resulted in the events specified in this Section 7.01(b);
(c)    by either the Company or the Purchasers if any Restraint enjoining or otherwise prohibiting consummation of the Transactions shall be in effect and shall have become final and nonappealable prior to the Initial Closing Date; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(c) shall have used the required efforts to cause the conditions to Initial Closing to be satisfied in accordance with Section 6.02;
(d)    by the Purchasers if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) has not been waived by the Purchasers or is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Termination Date) following receipt by the Company of written notice of such breach or failure to perform from the Purchasers stating the Purchasers’ intention to terminate this Agreement pursuant to this Section 7.01(d) and the basis for such termination; provided that the Purchasers shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if the Purchasers are then in material breach of any of their representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b); or
(e)    by the Company if the Purchasers shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Termination Date) following receipt by the Purchasers of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(e) and the basis for such termination;

provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b).
Section 7.02    Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 5.03, this Section 7.02 and Article VIII, all of which shall survive termination of this Agreement and the Confidentiality Agreement (which shall survive in accordance with its terms except as otherwise provided herein)), and there shall be no liability on the part of the Purchasers or the Company or their respective directors, officers and Affiliates in connection with this Agreement, except that no such termination shall relieve any party from liability for damages to another party resulting from a willful and material breach of this Agreement prior to the date of termination or from fraud; provided that, notwithstanding any other provision set forth in this Agreement, except in the case of fraud, the Company shall not have any such liability in excess of the Purchase Price for all of the Acquired Shares and each Purchaser (severally and not jointly) shall not have any liability in excess of the Purchase Price for the Acquired Shares to be purchased by such Purchaser.
Section 7.03    Survival. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non‑compliance with such covenants or agreements is waived in writing by the party entitled to such performance. Except for the warranties and representations contained in Sections 3.01, 3.02(a), 3.03(a), 3.12, 3.13, 3.14 and 3.16 and the representations and warranties contained in Article IV, which shall survive until the sixth (6th) anniversary of the Initial Closing Date, the representations and warranties made herein shall survive for twelve (12) months following the Initial Closing Date and shall then expire; provided that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement. For the avoidance of doubt, claims may be made with respect to the breach of any representation, warranty or covenant until the applicable survival period therefor as described above expires.
ARTICLE VIII

Miscellaneous
Section 8.01    Amendments; Waivers. Subject to compliance with applicable Law, this Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto.
Section 8.02    Extension of Time, Waiver, Etc.. The Company and the Purchasers may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or the Purchasers in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
Section 8.03    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided, however, that (a) each Purchaser or any Purchaser Party may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Permitted Transferees, as contemplated in Section 5.08 and (b) in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned; provided that no such assignment will relieve any Purchaser of its obligations hereunder prior to the Initial Closing; provided, further, that no party hereto shall assign any of its obligations hereunder with the primary intent of avoiding, circumventing or eliminating such party’s obligations hereunder. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
Section 8.04    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.
Section 8.05    Entire Agreement; No Third-Party Beneficiaries; No Recourse. (a) This Agreement, including the Company Disclosure Letter, together with the Confidentiality Agreement, the Registration Rights Agreement and the Certificate of Designations, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof.
(a)    No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Purchaser Parties, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.
Section 8.06    Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.
(a)    All Actions arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 8.06 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
Section 8.07    Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that Sections 5.06 or Section 5.07 are not performed in accordance with their specific terms or are otherwise breached. The Purchasers acknowledge and agree that (a) the Company shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of Sections 5.06 and Section 5.07 and to enforce specifically the terms and provisions thereof in the courts described in Section 8.06 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) this right of specific enforcement is an integral part of the Transactions and without that right, the Company would not have entered into this Agreement. The Purchasers agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The Purchasers acknowledge and agree that the Company shall not be required to provide any bond or other security in connection with its pursuit of an injunction or injunctions to prevent breaches of Sections 5.06 or Section 5.07 and to enforce specifically the terms and provisions thereof.
Section 8.08    [Reserved].
Section 8.09    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.
Section 8.10    Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:
(a)    If to the Company, to it at:
Pandora Media, Inc.
2101 Webster Street
Suite 1650
Oakland, CA 94612
Attention:  General Counsel
Email:  sbene@pandora.com

with a copy (which shall not constitute notice) to:
Sidley Austin LLP
1001 Page Mill Road
Building 1
Palo Alto, CA 94304
Attention: Martin Wellington, Esq.
Facsimile: 650-565-7100
Email: mwellington@sidley.com

Sidley Austin LLP
1999 Avenue of the Stars
17th Floor
Los Angeles, CA 90067
Attention: Stephen Blevit, Esq.
Facsimile: 310-595-9501
Email: sblevit@sidley.com

(b)    If to the Purchasers at:
KKR Classic Investors LLC
c/o KKR Credit Advisors (US) LLC
555 California Street, 50th floor
San Francisco, CA 94104
Attn: General Counsel
Phone: (415) 315-3620
Fax: (415) 391-3077
Email: kkrcreditlegal@kkr.com

with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 06902
Attention: Monica K. Thurmond, Esq.
Facsimile: (212) 492-0055
Email: mthurmond@paulweiss.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 8.11    Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.
Section 8.12    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Initial Closing shall have occurred.
Section 8.13    Interpretation. (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to the Purchasers” and words of similar import refer to documents (A) posted to a diligence website by or on behalf of the Company and made available to the Purchasers or their respective Representatives or (B) delivered in Person or electronically to the Purchasers or their respective Representatives in each case no later than one Business Day prior to the date hereof. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless, otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).
(a)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
PANDORA MEDIA, INC.

By:    /s/ Naveen Chopra
Name: Naveen Chopra
Title: Chief Financial Officer

[Signature Page to Investment Agreement]

KKR CLASSIC INVESTORS LLC

By:    /s/ Nicole Macarchuk
Name: Nicole Macarchuk
Title: Authorized Signatory

[Signature Page to Investment Agreement]

ANNEX I

CERTIFICATE OF DESIGNATIONS

Execution Version

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW
The undersigned, Tim Westergren, does hereby certify that:

1.	He is the Chief Executive Officer of Pandora Media, Inc., a Delaware corporation (the “Company”).

2.	The Company is authorized to issue 10,000,000 shares of preferred stock, none of which have been issued.

3.	The following resolutions were duly adopted by the board of directors of the Company (the “Board of Directors”):
WHEREAS, the certificate of incorporation of the Company (the “Charter”) provides for a class of its authorized stock known as Preferred Stock, consisting of 10,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;
WHEREAS, the Board of Directors is authorized, without further stockholder approval, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof; and
WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the Preferred Stock, which shall consist of 250,000 shares of the Preferred Stock that the Company has the authority to issue as Series A Convertible Preferred Stock, as follows:
NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows:

SECTION 1.Classification and Number of Shares. The shares of such series of Preferred Stock shall be classified as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock shall be 250,000. That number from time to time may be increased or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by (a) further resolution duly adopted by the Board, or any duly authorized committee thereof, and (b) the filing of an amendment to this Certificate of Designations pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized. The Company shall not have the authority to issue fractional shares of Series A Preferred Stock.
SECTION 2.Ranking. The Series A Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company:
(a)    on a parity basis with each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights (such Capital Stock, “Parity Stock”);
(b)    junior to each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights (such Capital Stock, “Senior Stock”); and
(c)    senior to the Common Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights (such Capital Stock, “Junior Stock”).
SECTION 3.Definitions. As used herein with respect to Series A Preferred Stock:
“10% Threshold” has the meaning set forth in Section 11(c).
“50% Beneficial Ownership Requirement” means that either (i) the Lead Purchasers and their Permitted Transferees continue to beneficially own at all times shares of Series A Preferred Stock and/or shares of Common Stock that were issued upon conversion of shares of Series A Preferred Stock that represent in the aggregate and on an as converted basis, at least 50% of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock owned by the Lead Purchasers as of the Original Issuance Date; provided that for purposes of this clause (i) it shall be assumed that the Lead Purchasers owned 125,000 shares of Series A Preferred Stock on the Original Issuance Date rather than the 150,000 shares of Series A Preferred Stock purchased by the Lead Purchasers on the Original Issuance Date or (ii) all Purchasers collectively continue to beneficially own at all times shares of Series A Preferred Stock and/or shares of Common Stock that were issued upon conversion of shares of Series A Preferred Stock that represent in the aggregate and on an as converted basis, at least 50% of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock purchased by the Purchasers under the Investment Agreement.
“Accrued Amount” means the sum of the Liquidation Preference and the Accrued Dividends with respect to a share of Series A Preferred Stock as of the applicable Conversion Date.
“Accrued Dividend Record Date” has the meaning set forth in Section 4(d).
“Accrued Dividends” means, as of any date, with respect to any share of Series A Preferred Stock, all Dividends that have accrued on such share pursuant to Section 4(b), whether or not declared, but that have not, as of such date, been paid in cash.
“Adjusted Conversion Rate” means, for each share of Series A Preferred Stock, the sum of (i) the Conversion Rate plus (ii) the quotient obtained by dividing the Accrued Dividends with respect to such share of Series A Preferred Stock by the Conversion Price.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that the Company and its Subsidiaries shall not be deemed to be Affiliates of any Purchaser Party or any of its Affiliates. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“as converted basis” means (i) with respect to the outstanding shares of Common Stock as of any date, all outstanding shares of Common Stock calculated on a basis in which all shares of Common Stock issuable upon conversion of the outstanding shares of Series A Preferred Stock (at the Conversion Rate in effect on such date) are assumed to be outstanding as of such date and (ii) with respect to any outstanding shares of Series A Preferred Stock as of any date, the number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock on such date (at the Conversion Rate in effect on such date).
“Base Amount” means, with respect to any share of Series A Preferred Stock, as of any date of determination, the sum of (a) the Liquidation Preference and (b) the Base Amount Accrued Dividends with respect to such share as of such date.
“Base Amount Accrued Dividends” means, with respect to any share of Series A Preferred Stock, as of any date of determination, (a) if a Dividend Payment Date has occurred since the issuance of such share, the Accrued Dividends with respect to such share as of the Dividend

Payment Date immediately preceding such date of determination (taking into account the payment of Dividends in cash, if any, on or prior to such Dividend Payment Date) or (b) if no Dividend Payment Date has occurred since the issuance of such share, zero.
Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter (including assuming conversion of all Series A Preferred Stock, if any, owned by such Person to Common Stock).
“Board” has the meaning set forth in the recitals above.
“Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.
“Bylaws” means the Amended and Restated Bylaws of the Company, as amended and as may be amended from time to time.
“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Subsidiaries.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the final maturity of such obligations shall be the date of the last payment of such or any other amounts due under such lease (or other arrangement) prior to the first date on which such lease (or other arrangement) may be terminated by the lessee without payment of a premium or a penalty.
“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.
“Cash Settlement” means settlement of a conversion or redemption of a share of Series A Preferred Stock solely for cash.
“Certificate of Designations” means this Certificate of Designations of Rights, Preferences and Limitations of the Series A Preferred Stock.
“Change of Control” means the occurrence of one of the following:

(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, other than as a result of a transaction in which (i) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the Voting Stock of the surviving Person or its Parent Entity immediately after such transaction and (ii) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own directly or indirectly Voting Stock of the surviving Person or its Parent Entity in substantially the same proportion to each other as immediately prior to such transaction;
(b)    the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person, other than a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction, and (ii) in the case of a sale of all or substantially all of the assets of the Company, other than to a Subsidiary or a Person that becomes a Subsidiary of the Company; or
(c)    the occurrence of any “change in control” or “fundamental change” (or any similar event, however denominated) with respect to the Company under and as defined in any indenture, credit agreement or other agreement or instrument evidencing, governing the rights of the holders or otherwise relating to any indebtedness for borrowed money of the Company in an aggregate principal amount of $2,000,000 or more or any other series of preferred equity interests.
“Change of Control Redemption Date” means, with respect to each share of Series A Preferred Stock, the date on which the Company makes the payment in full of the Change of Control Redemption Price for such share to the Holder thereof.
“Change of Control Redemption Price” means, with respect to each share of Series A Preferred Stock then outstanding, (i) from and including the Issuance Date though but excluding the three-year anniversary of the Issuance Date, 120% of the Accrued Amount; (ii) from and including the three-year anniversary of the Issuance Date through but excluding the four-year anniversary of the Issuance Date, 110% of the Accrued Amount and (iii) from an after the four-year anniversary of the Issuance Date, 100% of the Accrued Amount.
“Charter” has the meaning set forth in the recitals above.
“close of business” means 5:00 p.m. (New York City time).
“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Common Stock on the NYSE on such date. If the Common Stock is not traded on the NYSE on

1 Note: language conforms to the credit agreement.

any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by an Independent Financial Advisor retained by the Company for such purpose.
“Combination Settlement” means settlement of a conversion or redemption of a share of Series A Preferred Stock for a combination of cash and shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with Section 12(h).
“Common Stock” means the common stock, par value $0.0001 per share, of the Company.
“Company” has the meaning set forth in the recitals above.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus

(a)    without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of:
(i)    consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations),

(ii)    consolidated income tax expense for such period,

(iii)    all amounts attributable to depreciation for such period and amortization of intangible assets and capitalized assets for such period,

(iv)    any noncash charges for such period (excluding any additions to bad debt reserves or bad debt expense and any noncash charge to the extent it represents an accrual of or a reserve for cash expenditures in any future period),

(v)    any losses attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement,

(vi)    any unrealized losses for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements, and

(vii)    the cumulative effect of a change in accounting principles; and minus

(b)    without duplication and to the extent included in determining such Consolidated Net Income:

(i)    any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP,
(ii)    noncash items of income for such period (excluding any noncash items of income (A) in respect of which cash was received in a prior period or will be received in a future period or (B) that represents the reversal of any accrual made in a prior period for anticipated cash charges, but only to the extent such accrual reduced Consolidated EBITDA for such prior period):
(iii)    any gains attributable to the early extinguishment of indebtedness or obligations under any Hedging Agreement,
(iv)    any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements and
(i)    the cumulative effect of a change in accounting principles; and minus
(a)    Capitalized Software Expenditures;
provided that Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition, other than dispositions of inventory and other dispositions in the ordinary course of business. In the event that any Subsidiary shall not be a wholly owned Subsidiary, all amounts added back in computing Consolidated EBITDA for any period pursuant to clause (a) above, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (b) above, to the extent such amounts are, in the reasonable judgment of a financial officer of the Company, attributable to such Subsidiary, shall be reduced by the portion thereof that is attributable to the noncontrolling interest in such Subsidiary.

“Consolidated Funded Indebtedness” means at any time the aggregate US Dollar amount of indebtedness for borrowed money of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, but excluding all Capitalized Lease Obligations of the Company and its Subsidiaries.
“Consolidated Net Income” means, for any period, the net income or loss of a Person and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (for the avoidance of doubt, in the case of any Subsidiary that is not a wholly owned Subsidiary, to the extent such net income or loss is attributed to the interest therein of the Person and its wholly owned Subsidiaries).

“Constituent Person” has the meaning set forth in Section 13(a)(iii).
“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns.
“Conversion Date” means with respect to conversion of any shares of Series A Preferred Stock pursuant to Section 6, the date on which such Holder complies with the procedures in Section 7(d) (including the satisfaction of any conditions to conversion set forth in the Conversion Notice).
“Conversion Notice” has the meaning set forth in Section 7(d)(i).
“Conversion Price” means a dollar amount equal to $1,000 divided by the Conversion Rate.
“Conversion Rate” means, for each share of Series A Preferred Stock, 74.0741 shares of Common Stock, subject to adjustment as set forth herein.
“Conversion Right” has the meaning set forth in Section 6(a).
“Covered Repurchase” has the meaning set forth in Section 12(a)(iii).
“Credit Agreement” has the meaning set forth in the Investment Agreement.
“Current Market Price” per share of Common Stock, as of any date of determination, means the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days ending on the Trading Day immediately preceding such day, appropriately adjusted to take into account the occurrence during such period of any event described in Section 12.
“Daily Conversion Value” means, for each share of Series A Preferred Stock converted or redeemed, as the case may be, for each of the 40 consecutive Trading Days during the Observation Period, one-fortieth (1/40) of the product of (a) the Adjusted Conversion Rate on such Trading Day and (b) the Daily VWAP for such Trading Day.
 “Daily Measurement Value” means, for each share of Series A Preferred Stock, the Specified Dollar Amount (if any), divided by 40.
 “Daily Settlement Amount”, for each of the 40 consecutive Trading Days during the Observation Period, shall consist of:
(a)cash in an amount equal to the lesser of (i) the Daily Measurement Value and (ii) the Daily Conversion Value on such Trading Day; and
(b)if the Daily Conversion Value on such Trading Day exceeds the Daily Measurement Value, a number of shares of Common Stock equal to (i) the difference between the Daily Conversion Value and the Daily Measurement Value, divided by (ii) the Daily VWAP for such Trading Day.
 “Daily VWAP” means, for each of the 40 consecutive Trading Days during the relevant Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “P <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any trading outside of the regular trading session hours.
“DGCL” has the meaning set forth in the recitals above.
“Distributed Property” has the meaning set forth in Section 12(a)(iv).
“Distribution Transaction” means any transaction by which a Subsidiary of the Company ceases to be a Subsidiary of the Company by reason of the distribution of such Subsidiary’s equity securities to holders of Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.
“Dividends” has the meaning set forth in Section 4(a).
“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year, commencing on the later of (i) June 30, 2017 and (ii) the first such date to occur following the Original Issuance Date (the “Initial Dividend Payment Date”); provided that if any such Dividend Payment Date is not a Business Day, then the applicable Dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest.
“Dividend Payment Period” means, the period from and including the Original Issuance Date to but excluding the Initial Dividend Payment Date and, subsequent to the Initial Dividend Payment Date, the period from and including any Dividend Payment Date to but excluding the next Dividend Payment Date.
“Dividend Rate” means 7.5%, or, to the extent and during the period with respect to which such rate has been adjusted as provided in Sections 4(c) or Section 8(d), such adjusted rate.
“Dividend Record Date” has the meaning set forth in Section 4(d).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Property” has the meaning set forth in Section 13(a)(iii).

“Expiration Date” has the meaning set forth in Section 12(a)(iii).
“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by a majority of the Board, or an authorized committee thereof, (i) after consultation with an Independent Financial Advisor, as to any security or other property with a Fair Market Value of less than $25,000,000, or (ii) otherwise using an Independent Financial Advisor to provide a valuation opinion.
“Fall-Away of Purchaser Board Rights” means the first day on which both clauses (i) and (ii) of the 50% Beneficial Ownership Requirement are not satisfied.
“GAAP” means generally accepted accounting principles in the United States.
“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or its Subsidiaries shall be a Hedging Agreement.
“Holder” means a Person in whose name the shares of the Series A Preferred Stock are registered, which Person shall be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided that, to the fullest extent permitted by law, no Person that has received shares of Series A Preferred Stock in violation of the Investment Agreement or this Certificate of Designations shall be a Holder, the Transfer Agent, Registrar, paying agent and Conversion Agent, as applicable, shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and the Person in whose name the shares of the Series A Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.
“Implied Quarterly Dividend Amount” means, with respect to any share of Series A Preferred Stock, as of any date, the product of (a) the Base Amount of such share on the first day of the applicable Dividend Payment Period (or in the case of the first Dividend Payment Period for such share, as of the Issuance Date of such share) multiplied by (b) one fourth of the Dividend Rate applicable on such date.
“Indebtedness” means (a) all obligations of the Company or any of its Subsidiaries for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of the Company or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (c) all letters of credit and letters of guaranty in respect of which the Company or any of its Subsidiaries is an account party, (d) all securitization or similar facilities of the Company or any of its Subsidiaries and (e) all guarantees by the Company or any of its Subsidiaries of any of the foregoing.

“Indebtedness Agreement” means any agreement, document or instrument governing or evidencing any Indebtedness of the Company or its Subsidiaries.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing selected by the Company.
“Insolvency Event” shall mean:
(a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any of its Significant Subsidiaries, or of a substantial part of the property or assets of the Company or any of its Significant Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Significant Subsidiaries or for a substantial part of the property or assets of the Company or any of its Significant Subsidiaries or (iii) the winding-up or liquidation of the Company or any of its Significant Subsidiaries (except, in a transaction permitted under the Credit Agreement or a successor credit facility), and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
(b) the Company or any of its Significant Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or acquiesce in, any proceeding or the filing of any petition described in clause (a) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Significant Subsidiaries or for a substantial part of the property or assets of the Company or any of its Significant Subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due.
“Insolvency Redemption Price” has the meaning set forth in Section 8.1(a).
“Investment Agreement” means that certain Investment Agreement dated as of May 8, 2017, among the Company and the Purchasers.
“Issuance Date” means, with respect to any share of Series A Preferred Stock, the date of issuance of such share.
“Junior Stock” has the meaning set forth in Section 2(c).
“Lead Purchasers” has the meaning set forth in the Investment Agreement.

“Liquidation Preference” means, with respect to any share of Series A Preferred Stock, as of any date, $1,000 per share.
“Mandatory Redemption Date” means [__], 20222.
“Market Disruption Event” means any of the following events any suspension of, or limitation imposed on, trading of the Common Stock by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Stock or options contracts relating to the Common Stock on the Relevant Exchange.
“Notice of Optional Redemption” has the meaning set forth in Section 10(b).
“Notice of Redemption” has the meaning set forth in Section 9(c).
“NYSE” means the New York Stock Exchange.
“Observation Period” with respect to any share of Series A Preferred Stock surrendered for conversion or redemption, means the 40 consecutive Trading Day period beginning on, and including, the second Trading Day immediately succeeding the Conversion Date or the Redemption Date, as applicable.
         “Officer’s Certificate” means a certificate signed by the Chief Executive Officer, the Chief Financial Officer or the Secretary of the Company.

“open of trading” means 9:00 a.m. (New York City time).
“Optional Redemption Date” means [__], 20203.
“Original Issuance Date” and “Original Issuance Time” mean the date and time, respectively, of closing pursuant to the Investment Agreement.
“Parent Entity” means, with respect to any Person, any other Person of which such first Person is a direct or indirect wholly owned Subsidiary.
“Parity Stock” has the meaning set forth in Section 2(a).
“Permitted Transferee” means, with respect to any Person, (i) any Affiliate of such Person, (ii) any successor entity of such Person, (iii) with respect to any Person that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor, (iv) with respect to any Person that is an investment fund, vehicle or similar entity, the

___________________________________________________________________
2 Insert date five years from initial closing date.
3 Insert date three years from initial closing date.

limited partners of such Person pursuant to a distribution in kind in connection with the winding up or dissolution of such Person, and (v) any transferee consented to in writing by the Company.
“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.
“Physical Settlement” means settlement of a conversion or redemption of a share of Series A Preferred Stock solely for shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with Section 12(h).
“Preferred Stock” has the meaning set forth in the recitals above.
“Purchasers” has the meaning set forth in the Investment Agreement.
“Purchaser Designee” means an individual nominated by the Board as a “Purchaser Designee” for election to the Board pursuant to Section 5.11(a) or Section 5.11(d) of the Investment Agreement.
“Purchaser Parties” means the Purchaser and each Permitted Transferee of the Purchaser to whom shares of Series A Preferred Stock or Common Stock are transferred pursuant to Section 5.08(b)(i) of the Investment Agreement.
“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).
“Redemption Date” means with respect to the redemption of shares of Series A Preferred Stock pursuant to this Certificate of Designation, the date on which the applicable redemption consideration for the shares of Series A Preferred Stock redeemed is paid or delivered.
“Redemption Price” has the meaning set forth in Section 9(a).
“Redemption Right” has the meaning set forth in Section 9(a).
“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.
“Relevant Exchange” has the meaning set forth in the definition of the term “Market Disruption Event”.
“Reorganization Event” has the meaning set forth in Section 13(a)(iii).

“Required Cash Settlement Amount” has the meaning set forth in Section 11(c).
“Satisfaction of the Indebtedness Obligations” means, in connection with any Change of Control, (i) the payment in full in cash of all principal, interest, fees and all other amounts due or payable in respect of any Indebtedness of the Company or any of its Subsidiaries (including in respect of any penalty or premium) that is required to be prepaid, repaid, redeemed, repurchased or otherwise retired as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (ii) the cancellation or termination, or if permitted by the terms of such Indebtedness, cash collateralization, of any letters of credit or letters of guaranty that are required to be cancelled or terminated or cash collateralized as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (iii) compliance with any requirement to effect an offer to purchase any bonds, debentures, notes or other instruments of Indebtedness as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, and the purchase of any such instruments tendered in such offer and the payment in full of any other amounts due or payable in connection with such purchase and (iv) the termination of any lending commitments required to be terminated as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement.
“Senior Stock” has the meaning set forth in Section 2(b).
“Series A Preferred Stock” has the meaning set forth in Section 1.
“Settlement Amount” has the meaning set forth in Section 7(a)(ii).
“Settlement Method” means, with respect to any conversion or redemption, as the case may be, of shares of Series A Preferred Stock, Physical Settlement, Cash Settlement or Combination Settlement, as elected (or deemed to have been elected) by the Company.
“Settlement Notice” has the meaning set forth in Section 7(a)(i).
“Significant Subsidiary” means a Subsidiary of the Company that meets the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act.
“Specified Contract Terms” means the covenants, terms and provisions of any indenture, credit agreement or any other agreement, document or instrument evidencing, governing the rights of the holders of or otherwise relating to any Indebtedness of the Company or any of its Subsidiaries.
“Specified Dollar Amount” means the maximum cash amount per share of Series A Preferred Stock to be received upon conversion or redemption, as the case may be, as specified (or deemed specified pursuant to this Certificate of Designations) in the Settlement Notice related to any converted or redeemed shares of Series A Preferred Stock.
“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (i) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (ii) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.
“Transfer” has the meaning set forth in the Investment Agreement.
“Transfer Agent” means the Person acting as Transfer Agent, Registrar and paying agent and Conversion Agent for the Series A Preferred Stock, and its successors and assigns. The Transfer Agent initially shall be [_______].
“Trigger Event” has the meaning set forth in Section 12(a)(vii).
“Voting Stock” means (i) with respect to the Company, the Common Stock, the Series A Preferred Stock and any other Capital Stock of the Company having the right to vote generally in any election of directors of the Board and (ii) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.
“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “P <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company). The “VWAP” shall be determined without regard to after-hours trading or any trading outside of the regular trading session hours.

SECTION 4.    Dividends.
(a)    Payment of Dividends. Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4 (such dividends, “Dividends”).
(b)    Accrual of Dividends. Dividends on each share of Series A Preferred Stock (i) shall accrue on a daily basis from and including the Issuance Date of such share, whether or not declared and whether or not the Company has assets legally available to make payment thereof, at a rate equal to the Dividend Rate as further specified below and (ii) shall be payable quarterly in arrears, if, as and when authorized by the Board, or any duly authorized committee thereof, and declared by the Company, to the extent not prohibited by law, on each Dividend Payment Date, commencing on the first Dividend Payment Date following the Issuance Date of such share. The amount of Dividends accruing with respect to any share of Series A Preferred Stock for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount as of such day by (y) the actual number of days in the Dividend Payment Period in which such day falls; provided that if during any Dividend Payment Period, any Accrued Dividends in respect of one or more prior Dividend Payment Periods are paid, then after the date of such payment the amount of Dividends accruing with respect to any share of Series A Preferred Stock for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount (recalculated to take into account such payment of Accrued Dividends) by (y) the actual number of days in such Dividend Payment Period. The amount of Dividends payable with respect to any share of Series A Preferred Stock for any Dividend Payment Period shall equal the sum of the daily Dividend amounts accrued in accordance with the prior sentence of this Section 4(b) with respect to such share during such Dividend Payment Period.
(c)    Arrearages. If the Company fails to declare and pay in cash a full Dividend on the Series A Preferred Stock on any Dividend Payment Date, then any Dividends otherwise payable on such Dividend Payment Date on the Series A Preferred Stock shall be deemed to have accrued during the applicable Dividend Payment Period at a Dividend Rate of 8.0% per annum and shall continue to accrue and cumulate at a Dividend Rate of 8.0% per annum, payable quarterly in arrears on each Dividend Payment Date, through but not including the day upon which the Company pays in cash in accordance with Section 4(b) all Dividends on which the Series A Preferred Stock that are then in arrears or until the conversion or redemption of the applicable shares of Series A Preferred Stock.
(d)    Record Date. The record date for payment of Dividends that are declared and paid on any relevant Dividend Payment Date will be the close of business on the fifteenth (15th) day of the calendar month that contains the relevant Dividend Payment Date (each, a “Dividend Record Date”), and the record date for payment of any Accrued Dividends that were not declared and paid in cash on any relevant Dividend Payment Date will be the close of business on the date that is established by the Board, or a duly authorized committee thereof, as such, which will not be more than ten (10) days prior to the date on which such Dividends are paid (each, an “Accrued Dividend Record Date”), in each case whether or not such day is a Business Day.
(e)    Priority of Dividends. So long as any shares of Series A Preferred Stock remain outstanding, unless full dividends on all outstanding shares of Series A Preferred Stock have been declared and paid in cash, including any accrued and unpaid dividends on the Series A Preferred

Stock that are then in arrears, or have been or contemporaneously are declared and a sum sufficient for the payment of those dividends has been or is set aside for the benefit of the Holders, the Company may not declare any dividend on, or make any distributions relating to, Junior Stock or Parity Stock, or redeem, purchase, acquire (either directly or through any Subsidiary) or make a liquidation payment relating to, any Junior Stock or Parity Stock, other than:
(i)    purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of current or former employees, officers, directors or consultants;
(ii)    purchases of Junior Stock through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock;
(iii)    as a result of an exchange or conversion of any class or series of Parity Stock or Junior Stock for any other class or series of Parity Stock (in the case of Parity Stock) or Junior Stock (in the case of Parity Stock or Junior Stock);
(iv)    purchases of fractional interests in shares of Parity Stock or Junior Stock pursuant to the conversion or exchange provisions of such Parity Stock or Junior Stock or the security being converted or exchanged;
(v)    payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock or rights to purchase the same stock as that on which the dividend is being paid;
(vi)    distributions of Junior Stock or rights to purchase Junior Stock; or
(vii)    any dividend in connection with the implementation of a shareholders’ rights or similar plan, or the redemption or repurchase of any rights under such.
Subject to the provisions of this Section 4, dividends may be authorized by the Board, or any duly authorized committee thereof, and declared and paid by the Company, or any duly authorized committee thereof, on any Junior Stock and Parity Stock from time to time and the Holders will not be entitled to participate in those dividends (other than pursuant to the adjustments otherwise provided under Section 12(a) or Section 13(a), as applicable).
(f)    Conversion or Redemption Following a Record Date. If the Conversion Date or Redemption Date for any shares of Series A Preferred Stock is prior to the close of business on a Dividend Record Date or an Accrued Dividend Record Date, the Holder of such shares will not be entitled to any dividend in respect of such Dividend Record Date or Accrued Dividend Record Date, as applicable, other than through the inclusion of Accrued Dividends as of the Conversion Date or Redemption Date in the calculations made under Section 7 through Section 11.
SECTION 5.    Liquidation Rights.
(a)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the greater of (i) the sum of (A) the Liquidation Preference plus (B) the Accrued Dividends with respect to such share of Series A Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (ii) the amount such Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such shares of Series A Preferred Stock into Common Stock pursuant to Section 6. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5 and will have no right or claim to any of the Company’s remaining assets.
(b)    Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders and the liquidating distributions payable all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.
(c)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.
SECTION 6.    Right of the Holders to Convert.
(a)    Conversion. Each Holder shall have the right, at such Holder’s option at any time, subject to the conversion procedures set forth in Section 7, to convert each share of such Holder’s Series A Preferred Stock and the Accrued Dividends with respect to such share of Series A Preferred Stock at the Conversion Price as of the applicable Conversion Date (the “Conversion Right”). The Conversion Right may be exercised as to all or any portion of such Holder’s Series A Preferred Stock from time to time; provided that, in each case, the Conversion Right may not be exercised by a Holder in respect of fewer than 25,000 shares of Series A Preferred Stock (unless such conversion relates to all shares of Series A Preferred Stock held by such Holder).
(b)    Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.
SECTION 7.    Settlement Procedures; Conversion Procedures; Effect of Conversion.
(a)    Settlement Procedures. Upon conversion of any shares of Series A Preferred Stock pursuant to Section 6, the Company shall pay or deliver, as the case may be, to the converting Holder, in respect of the shares of Series A Preferred Stock and Accrued Dividends thereon converted, a Cash Settlement, a Physical Settlement or a Combination Settlement, at its election, as set forth in this Section 7(a).
(i)    If, in respect of any Conversion Date, the Company elects to deliver a notice (a “Settlement Notice”) of the relevant Settlement Method in respect of such Conversion Date, the Company, through the Conversion Agent, shall deliver such Settlement Notice to converting Holders, no later than the close of business on the second Trading Day immediately following the relevant Conversion Date.  If the Company does not elect a Settlement Method for a particular Conversion Date prior to the deadline set forth in the immediately preceding sentence, the Company shall no longer have the right to elect Cash Settlement or Combination Settlement with respect to such Conversion Date and the Company shall be deemed to have elected Physical Settlement in respect of the conversion.  Such Settlement Notice shall specify the relevant Settlement Method and, in the case of an election of Combination Settlement, the relevant Settlement Notice shall indicate the Specified Dollar Amount per share of Series A Preferred Stock.  If the Company delivers a Settlement Notice electing Combination Settlement in respect of its Conversion Right but does not indicate a Specified Dollar Amount per share of Series A Preferred Stock, the Specified Dollar Amount per share of Series A Preferred Stock shall be deemed to be $1,000.
(ii)    The cash, shares of Common Stock or combination of cash and shares of Common Stock in respect of any conversion of shares of Series A Preferred Stock (the “Settlement Amount”) shall be computed as follows:
(A)    if the Company elects (or is deemed to have elected) to settle the conversion by Physical Settlement, the Company shall deliver to the converting Holder in respect of each share of Series A Preferred Stock being converted or redeemed a number of shares of Common Stock equal to the quotient of the Accrued Amount divided by the Conversion Price in effect on the Conversion Date;

(B)         if the Company elects to settle the conversion by Cash Settlement, the Company shall pay to the converting Holder in respect of each share of Series A Preferred Stock being converted cash in an amount equal to the sum of the Daily Conversion Values for each of the 40 consecutive Trading Days during the related Observation Period; and

(C)        if the Company elects to settle the conversion by Combination Settlement, the Company shall pay or deliver, as the case may be, in respect of each share of Series A Preferred Stock being converted, a Settlement Amount equal to the sum of the Daily Settlement Amounts for each of the 40 consecutive Trading Days during the related Observation Period.

The Daily Settlement Amounts (if applicable) and the Daily Conversion Values (if applicable) shall be determined by the Company promptly following the last day of the Observation Period.  Promptly after such determination of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash payable in lieu of delivering any fractional share of Common Stock, the Company shall notify the Conversion Agent of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash payable in lieu of delivering fractional shares of Common Stock.  The Conversion Agent shall have no responsibility for any such determination.
(b)    Physical Settlement in Excess of 10%; Cash Settlement Not Permitted. Notwithstanding Section 7(a), if a Physical Settlement would result in the issuance to a Purchaser Party of ten percent (10.0%) or more of the outstanding shares of Common Stock of the Company as of the relevant Conversion Date (after giving effect to such issuance), then, subject to the next sentence, the Company must elect a Cash Settlement, or a Combination Settlement where the Specified Dollar Amount is sufficient to reduce the number of shares of Common Stock below such threshold. However, if, as of the applicable Conversion Date, the Company (i) shall not have sufficient funds legally available under the DGCL to pay in cash any portion of the Settlement Amount that the Company is required to pay in cash pursuant to the previous sentence or (ii) will be in violation of Specified Contract Terms if it pays such portion of the Settlement Amount in cash, the Company shall (x) pay in cash the lesser of (1) the amount legally available for payment under the DGCL and (2) the largest amount that can be used for such settlement not prohibited by Specified Contract Terms (such amount of cash to be allocated pro rata among Holders converting shares of Series A Preferred Stock as of the same Conversion Date) and (y)  pay the remaining amount of the Settlement Amount by delivering shares of Common Stock.
(c)    Payment of Settlement. The Company shall pay or deliver, as the case may be, the Settlement Amount on the third Business Day immediately following the relevant Conversion Date, if the Company elects Physical Settlement, or on the third Business Day immediately following the last Trading Day of the relevant Observation Period, in the case of any other Settlement Method.  If any shares of Common Stock are due upon conversion, the Company shall issue or cause to be issued, the number of whole shares of Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set out in Section 12(h)) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Common Stock, securities or other property shall be made, at the option of the Company, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the shares to the Holders at their respective addresses as set forth in the Conversion Notice. If a Holder shall not by written notice designate the name in which shares of Common Stock (and payments of cash in lieu of fractional shares) and, to the extent applicable, cash, securities or other property to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Company shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.
(d)    Conversion Procedure. A Holder must do each of the following in order to convert shares of Series A Preferred Stock pursuant to Section 6:
(i)    complete and manually sign the conversion notice provided by the Conversion Agent (the “Conversion Notice”), and deliver such notice to the Conversion Agent at the office of the Conversion Agent and state in writing therein the number of shares of Series A Preferred Stock to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered upon settlement of the Conversion Right to be registered; provided that a Conversion Notice may be conditional on the completion of a Change of Control or other corporate transaction;
(ii)    deliver to the Conversion Agent the certificate or certificates (if any) representing the shares of Series A Preferred Stock to be converted;
(iii)    if required, furnish appropriate endorsements and transfer documents; and
(iv)    if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 18.
(e)    Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Stock, Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall cease to be outstanding.
(f)    Record Holder of Underlying Securities as of Conversion Date. The Person or Persons in whose name the shares of Common Stock (and, to the extent applicable, cash, securities or other property issuable upon conversion of Series A Preferred Stock) shall be issued upon conversion shall be treated as a stockholder of record as of the close of business on the relevant Conversion Date (if the Company elects to satisfy the related Conversion Right by Physical Settlement) or the last Trading Day of the relevant Observation Period (if the Company elects to satisfy the related Conversion Right by Combination Settlement), as the case may be.
(g)    Status of Converted Shares. Shares of Series A Preferred Stock converted in accordance with this Certificate of Designations, shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Charter.
(h)    Partial Conversion. In case any certificate for shares of Series A Preferred Stock shall be surrendered for partial conversion, the Company shall execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series A Preferred Stock not converted.

SECTION 8.    Redemption Upon Change of Control.
(a)    Mandatory Redemption; Change of Control Redemption Price. Subject to Section 8(d), upon the occurrence of a Change of Control, the Company shall be required to redeem the outstanding shares of Series A Preferred Stock at a redemption price per share of Series A Preferred Stock, payable in cash (in the case of clause (i)) or the applicable consideration (in the case of clause (ii)), equal to the greater of (i) the Change of Control Redemption Price of such share of Series A Preferred Stock plus the Accrued Dividends in respect of such share of Series A Preferred Stock, in each case as of the date that the Change of Control is publicly announced by the Company or the acquiror in the Change of Control and (ii) the amount of cash and/or other assets such Holder would have received had such Holder, immediately prior to such Change of Control, converted such share of Series A Preferred Stock into Common Stock pursuant to Section 6 (the “Change of Control Redemption Price”).
(b)    Initial Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating a Change of Control (or, if later, promptly after the Company discovers that a Change of Control may occur), a written notice (a “Change of Control Notice”) shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall contain the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed). The Change of Control Notice shall include (i) a description of the material terms and conditions of the Change of Control, (ii) the date on which the Change of Control is anticipated to be consummated, (iii) the Change of Control Redemption Price and the calculation thereof, (iv) a description of the payments and other actions required to be made or taken in order to effect the Satisfaction of the Indebtedness Obligations and (v) the instructions a Holder must follow to receive payment.
(c)    Delivery upon Change of Control. Upon the consummation of a Change of Control, after the Satisfaction of the Indebtedness Obligations and subject to Section 8(d) below, the Company (or its successor) shall deliver or cause to be delivered to the Holder by mail or wire transfer the Change of Control Redemption Price of such Holder’s shares of Series A Preferred Stock.
(d)    Cash Redemption Not Permitted. If the Company (A) shall not have sufficient funds legally available under the DGCL to redeem all outstanding shares of Series A Preferred Stock or (B) will be in violation of Specified Contract Terms if it redeems outstanding shares of Series A Preferred Stock, the Company shall (i) redeem, pro rata among the Holders, a number of shares of Series A Preferred Stock with an aggregate Change of Control Redemption Price equal to the lesser of (1) the amount legally available for the redemption of shares of Series A Preferred Stock under the DGCL and (2) the largest amount that can be used for such redemption not prohibited by Specified Contract Terms and (ii) redeem any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Change of Control Redemption Price as soon as practicable after the Company is able to make such redemption out of assets legally available for the purchase of such share of Series A Preferred Stock and without violation of Specified Contract Terms. The inability of the Company (or its successor) to make a redemption payment for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law and Specified Contract Terms. If the Company fails to pay the Change of Control Redemption Price in full when due in accordance with this Section 8 in respect of some or all of the shares or Series A Preferred Shares to be redeemed pursuant to this Section 8, the Company will pay Dividends on such shares not repurchased at a Dividend Rate equal to 8.0% per annum, accruing daily from such date until the Change of Control Redemption Price, plus all Accrued Dividends thereon, are paid in full in respect of such shares of Series A Preferred Stock. Notwithstanding the foregoing, if a Change of Control occurs at a time when the Company is restricted or prohibited (contractually or otherwise) from redeeming some or all of the Series A Preferred Stock, the Company will use its commercially reasonable efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition. For purposes of clarity, notwithstanding anything to the contrary contained in this Section 8, the payment of the Change of Control Redemption Price may occur only after the Satisfaction of the Indebtedness Obligations occurs.
(e)    Change of Control Agreements. The Company shall not enter into any agreement for a transaction constituting a Change of Control unless (i) such agreement provides for or does not interfere with or prevent (as applicable) the payment in full of the Change of Control Redemption Price to this Section 8, and (ii) the acquiring or surviving Person in such Change of Control represents or covenants, in form and substance reasonably satisfactory to the Board acting in good faith, that at the closing of such Change of Control, to the effect that such Person shall have sufficient funds (which may include, without limitation, cash and cash equivalents on the Company’s balance sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Change of Control and effect the Satisfaction of the Indebtedness Obligations and the payment of the Change of Control Redemption Price in respect of the outstanding shares of Series A Preferred Stock.
(f)    Partial Redemption. In case any certificate for shares of Series A Preferred Stock shall be surrendered for partial redemption, the Company shall execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series A Preferred Stock not redeemed.
(g)    Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any shares of Series A Preferred Stock redeemed pursuant to this Section 8, Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall cease to be outstanding.
(h)    Status of Redeemed Shares. Shares of Series A Preferred Stock redeemed in accordance with this Section 8, shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Charter.
SECTION 8.1. Redemption Upon Insolvency Event.
(a)    Mandatory Redemption; Insolvency Redemption Price. Subject to Section 8.1(c), upon the occurrence of an Insolvency Event, the Company shall be required to redeem all of the shares of Series A Preferred Stock outstanding at a redemption price per share of Series A Preferred Stock, equal to the sum of (i) the Liquidation Preference per share of Series A Preferred Stock to be redeemed plus (ii) the Accrued Dividends with respect to each such share of Series A Preferred Stock as of the applicable Redemption Date (such price, the “Insolvency Redemption Price”).
(b)    Payment of Insolvency Redemption Price. Subject to Section 8.1(c), the Company shall pay or cause to be paid in full the aggregate Insolvency Redemption Price as promptly as practicable and, in any event, before any payment, dividend or other distribution shall be made to the holders of Junior Stock by reason of their ownership thereof. Any such redemption shall occur without the requirement of notice.
(c)    Cash Redemption Not Permitted. If the Company shall not have sufficient funds legally available under the DGCL to redeem all outstanding shares of Series A Preferred Stock, the Company shall (i) redeem, pro rata among the Holders, a number of shares of Series A Preferred Stock with an aggregate Insolvency Redemption Price equal to the amount legally available for the redemption of shares of Series A Preferred Stock under the DGCL and (ii) redeem any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Insolvency Redemption Price as soon as practicable after the Company is able to make such redemption out of assets legally available for the purchase of such share of Series A Preferred Stock. The inability of the Company (or its successor) to make a redemption payment for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law. If the Company fails to pay the Insolvency Redemption Price in full when due in accordance with this Section 8.1 in respect of some or all of the shares or Series A Preferred Shares to be redeemed pursuant to this Section 8.1, the Company will pay Dividends on such shares not repurchased at a Dividend Rate equal to 8.0% per annum, accruing daily from such date until the Insolvency Redemption Price, plus all Accrued Dividends thereon, are paid in full in respect of such shares of Series A Preferred Stock. Notwithstanding the foregoing, if an Insolvency Event occurs at a time when the Company is restricted or prohibited from redeeming some or all of the Series A Preferred Stock, the Company will use its commercially reasonable efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition.
(d)    Partial Redemption. In case any certificate for shares of Series A Preferred Stock shall be surrendered for partial redemption, the Company shall execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series A Preferred Stock not redeemed.
(e)    Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any shares of Series A Preferred Stock redeemed pursuant to this Section 8.1, Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall cease to be outstanding.
(f)    Status of Redeemed Shares. Shares of Series A Preferred Stock redeemed in accordance with this Section 8.1 shall return to the status of and constitute authorized by unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Charter.
(i)    Effectiveness. Notwithstanding anything to the contrary contained in this Section 8.1, no redemption of shares of Series A Preferred Stock pursuant to this Section 8.1 shall occur until after the earlier of (i) the date that is 181 days after the “Maturity Date” under the Credit Agreement or (ii) the date upon which neither a redemption under this Section 8.1 or the existence of the redemption obligation under this Section 8.1 would result in a default or event of default under the Credit Agreement (as amended) or any successor credit facility.
(j)    Termination. In the event the Board determines in good faith, after consultation with more than one prospective lender selected by the Company, that the provisions of this Section 8.1 materially impair or impede the ability of the Company to consummate a debt financing or refinancing or materially and adversely affect the terms thereof, then the Board may deliver a written notice of such determination to the Holders, and from and after the giving of such notice the provisions of this Section 8.1 shall no longer have any force or effect.
SECTION 9.    Redemption at the Option of the Holder.
(a)    Mandatory Redemption; Redemption Price. At any time from and after the Mandatory Redemption Date, each Holder of shares of Series A Preferred Stock shall have the right (the “Redemption Right”) to require the Company to redeem any or all of the shares of Series A Preferred Stock of such Holder outstanding, to the extent not prohibited by law, at a redemption price per share of Series A Preferred Stock, equal to the sum of (i) the Liquidation Preference per share of Series A Preferred Stock to be redeemed plus (ii) the Accrued Dividends with respect to each such share of Series A Preferred Stock as of the applicable Redemption Date (such price, the “Redemption Price”). The Redemption Price shall be paid or delivered, as applicable, in accordance with the settlement procedures set forth in Section 11.
(b)    Exercise of Redemption Right. A Holder must do each of the following in order to exercise its Redemption Right pursuant to this Section 9 no later than 5:00 p.m., New York City time, on the date that is 30 days prior to the Redemption Date,
(i)    deliver a manually signed written notice of exercise (a “Notice of Redemption”) to the Company and the Transfer Agent. The Notice of Redemption shall state in writing therein the number of shares of Series A Preferred Stock to be redeemed and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered upon settlement of the Redemption Right to be registered.
(ii)    deliver to the Transfer Agent the certificate or certificates (if any) representing the shares of Series A Preferred Stock to be redeemed; and
(iii)    if required, furnish appropriate endorsements and transfer documents.

(c)    Partial Redemption. In case any certificate for shares of Series A Preferred Stock shall be surrendered for partial redemption, the Company shall execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series A Preferred Stock not redeemed.
(d)    Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any shares of Series A Preferred Stock redeemed pursuant to this Section 9, Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall cease to be outstanding.
(e)    Status of Redeemed Shares. Shares of Series A Preferred Stock redeemed in accordance with this Section 9, shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Charter.
SECTION 10.    Redemption at the Option of the Company.
(a)    Optional Redemption; Redemption Price. At any time after the Optional Redemption Date, if the VWAP per share of Common Stock is greater than 150% of the Conversion Price for at least twenty (20) Trading Days in any period of thirty (30) consecutive Trading Days, the Company may elect to redeem (an “Optional Redemption”) all, but not less than all, of the outstanding shares of Series A Preferred Stock for the Redemption Price per share of Series A Preferred Stock. The Redemption Price shall be paid or delivered, as applicable, in accordance with the settlement procedures set forth in Section 11.
(b)    Exercise of Optional Redemption. If the Company elects to effect an Optional Redemption, the Company shall, within twenty (20) Business Days following the completion of the applicable thirty (30) day Trading Period referred to in Section 10(a) above, provide notice of Optional Redemption to each Holder (such notice, a “Notice of Optional Redemption”). The Redemption Date selected by the Company shall be no less than ten (10) Business Days and no more than twenty (20) Business Days after the date on which the Company provides the Notice of Optional Redemption to the Holders. The Notice of Optional Redemption shall state the Redemption Date selected by the Company.
(c)    Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any shares of Series A Preferred Stock redeemed pursuant to this Section 10, Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall cease to be outstanding.
(d)    Status of Redeemed Shares. Shares of Series A Preferred Stock redeemed in accordance with this Section 10, shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Charter.

SECTION 11.    Redemption Settlement.
(a)    Settlement Procedures. Upon redemption pursuant to Section 9 or Section 10, the Company shall pay or deliver, as the case may be, to the redeemed Holder in respect of the shares of Series A Preferred Stock and Accrued Dividends thereon redeemed, a Cash Settlement, a Physical Settlement or a Combination Settlement, at its election, as set forth in this Section 11.
(i)    If, in respect of any Redemption Date, the Company elects to deliver a notice (a “Settlement Notice”) of the relevant Settlement Method in respect of such Redemption Date, the Company, through the Conversion Agent, shall deliver such Settlement Notice to redeemed Holders, no later than the close of business on the second Trading Day immediately following the relevant Redemption Date, as applicable.  If the Company does not elect a Settlement Method for a particular Redemption Date prior to the deadline set forth in the immediately preceding sentence, the Company shall no longer have the right to elect Cash Settlement or Combination Settlement with respect to such Redemption Date and the Company shall be deemed to have elected Physical Settlement in respect of the conversion or redemption.  Such Settlement Notice shall specify the relevant Settlement Method and in the case of an election of Combination Settlement, the relevant Settlement Notice shall indicate the Specified Dollar Amount per share of Series A Preferred Stock.  If the Company delivers a Settlement Notice electing Combination Settlement in respect of a redemption but does not indicate a Specified Dollar Amount per share of Series A Preferred Stock, the Specified Dollar Amount per share of Series A Preferred Stock shall be deemed to be $1,000.
(ii)    The cash, shares of Common Stock or combination of cash and shares of Common Stock in respect of any redemption of shares of Series A Preferred Stock (the “Settlement Amount”) shall be computed as follows:
(A)    if the Company elects (or is deemed to have elected) to settle the redemption by Physical Settlement, the Company shall deliver to the redeemed Holder in respect of each share of Series A Preferred Stock being redeemed a number of shares of Common Stock equal to the quotient of the Redemption Price divided by the Daily VWAP during the related Observation Period;

(B)         if the Company elects to settle the redemption by Cash Settlement, the Company shall pay to the redeeming Holder in respect of each share of Series A Preferred Stock being redeemed cash in an amount equal to the Redemption Price; and

(C)        if the Company elects to settle the redemption by Combination Settlement, the Company shall pay or deliver, as the case may be, in respect of each share of Series A Preferred Stock being redeemed, a Settlement Amount (i) in cash equal to the Specified Dollar Amount and (ii) in shares of Common Stock equal to the quotient of (x) the difference between Redemption Price and the Specified Dollar Amount divided by (y) the Daily VWAP during the related Observation Period.

The Redemption Price and the amount of cash payable in lieu of delivering any fractional share of Common Stock shall be determined by the Company and the Company shall notify the Conversion Agent thereof.  The Conversion Agent shall have no responsibility for any such determination.
(b)    Payment of Settlement. The Company shall pay or deliver, as the case may be, the Settlement Amount on the third Business Day immediately following the relevant Conversion Date or Redemption Date, if the Company elects Physical Settlement, or on the third Business Day immediately following the last Trading Day of the relevant Observation Period, in the case of any other Settlement Method.  If any shares of Common Stock are due upon redemption, the Company shall issue or cause to be issued, the number of whole shares of Common Stock issuable upon redemption (and deliver payment of cash in lieu of fractional shares as set out in Section 12(h)) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Common Stock, securities or other property shall be made, at the option of the Company, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the shares to the Holders at their respective addresses as set forth in the Conversion Notice. If a Holder shall not by written notice designate the name in which shares of Common Stock (and payments of cash in lieu of fractional shares) and, to the extent applicable, cash, securities or other property to be delivered upon redemption of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Company shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.
(c)    Physical Settlement for Common Stock in Excess of 10%; Cash Redemption Not Permitted. Notwithstanding Section 11(a), if a Physical Settlement would result in the issuance to a Purchaser Party of ten percent (10.0%) or more of the outstanding shares of Common Stock of the Company as of the relevant Redemption Date (after giving effect to such issuance) (the “10% Threshold”), then, subject to the next sentence, the Company must elect either (i) a Cash Settlement or (ii) a Combination Settlement that consists of (x) a Specified Dollar Amount of cash and (y) a number of shares of Common Stock of the Company that does not result in the issuance to a Purchaser Party of shares of Common Stock of the Company in excess of the 10% Threshold. However, if, as of the applicable Redemption Date, the Company (A) shall not have sufficient funds legally available under the DGCL to pay the amount of cash required pursuant to the previous sentence (such amount, the “Required Cash Settlement Amount”) or (B) the Company would be violation of Specified Contract Terms if it pays the Required Cash Settlement Amount (or any portion thereof) in cash, then the Company shall, (1) redeem for Common Stock, pro rata among the Holders, a number of shares of Series A Preferred Stock, the maximum number of shares of Series A Preferred Stock that does not result in the issuance to a Purchaser Party of shares of Common Stock of the Company in excess of the 10% Threshold, (2) redeem for an amount of cash, pro rata among the Holders, a number of shares of Series A Preferred Stock, equal to the lesser of (I) the amount legally available for the redemption of shares of Series A Preferred Stock under the DGCL and (II) the largest amount that can be used for such redemption not prohibited by Specified Contract Terms and (3) redeem for cash any shares of Series A Preferred Stock not purchased because of the foregoing limitations as soon as practicable after the Company is able to make such redemption out of assets legally available for the purchase of such share of Series A Preferred Stock and without violation of Specified Contract Terms. The inability of the Company (or its successor) to make a redemption payment in cash for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law and Specified Contract Terms. If the Company defers the redemption of shares of Series A Preferred Stock in accordance with this Section 11(c), the Company will pay Dividends on such shares not repurchased at a Dividend Rate equal to 10.0% per annum, accruing daily from such date until such shares are redeemed (or converted into Common Stock).
(d)    Record Holder of Underlying Securities as of Redemption Date. The Person or Persons in whose name the shares of Common Stock (and, to the extent applicable, cash, securities or other property issuable upon conversion of Series A Preferred Stock) shall be issued upon redemption shall be treated as a stockholder of record as of the close of business on the relevant Redemption Date (if the Company elects to satisfy the Redemption Right by Physical Settlement) or the last Trading Day of the relevant Observation Period (if the Company elects to satisfy the Redemption Right by Combination Settlement), as the case may be.
SECTION 12.    Anti-Dilution Adjustments.
(a)    Adjustments. The Conversion Rate will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Company shall not make any adjustment to the Conversion Rate if Holders of the Series A Preferred Stock participate, at the same time and upon the same terms as holders of Common Stock and solely as a result of holding shares of Series A Preferred Stock, in any transaction described in this Section 12(a), without having to convert their Series A Preferred Stock, as if they held a number of shares of Common Stock equal to the Conversion Rate multiplied by the number of shares of Series A Preferred Stock held by such Holders:
(i)    The issuance of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock, or a subdivision or combination of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock, in which event the Conversion Rate shall be adjusted based on the following formula:
CR1 = CR0 x (OS1 / OS0)
CR0 = the Conversion Rate in effect immediately prior to the close of business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification
CR1 = the new Conversion Rate in effect immediately after the close of business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification
OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification

OS1 = the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such event
Any adjustment made pursuant to this clause (i) shall be effective immediately after the close of business on the Record Date for such dividend or distribution, or the effective date of such subdivision, combination or reclassification. If any such event is announced or declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such event shall not occur, to the Conversion Rate that would then be in effect if such event had not been declared.
(ii)    The dividend, distribution or other issuance to all or substantially all holders of Common Stock of rights (other than rights, options or warrants distributed in connection with a stockholder rights plan (in which event the provisions of Section 12(a)(vii) shall apply), options or warrants entitling them to subscribe for or purchase shares of Common Stock for a period expiring forty-five (45) days or less from the date of issuance thereof, at a price per share that is less than the Current Market Price as of the Record Date for such issuance, in which event the Conversion Rate will be increased based on the following formula:
CR1 = CR0 x [(OS0+X))] / (OS0+Y)
CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend, distribution or issuance
CR1 = the new Conversion Rate in effect immediately following the close of business on the Record Date for such dividend, distribution or issuance
OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend, distribution or issuance
X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants
Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Current Market Price as of the Record Date for such dividend, distribution or issuance.
For purposes of this clause (ii), in determining whether any rights, options or warrants entitle the holders to purchase the Common Stock at a price per share that is less than the Current Market Price as of the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Company receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.
Any adjustment made pursuant to this clause (ii) shall become effective immediately following the close of business on the Record Date for such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board publicly announces its decision not to issue such rights, options or warrants, to the Conversion Rate that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.
(iii)    The Company or one or more of its Subsidiaries purchases Common Stock pursuant to a tender offer or exchange offer (other than an exchange offer that constitutes a Distribution Transaction subject to Section 12(a)(v)) by the Company or a Subsidiary of the Company for all or any portion of the Common Stock, or otherwise acquires Common Stock (except in an open market purchase in compliance with Rule 10b-18 promulgated under the Exchange Act or through an “accelerated share repurchase” on customary terms) (a “Covered Repurchase”), if the cash and value of any other consideration included in the payment per share of Common Stock validly tendered, exchanged or otherwise acquired through a Covered Repurchase exceeds the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) or shares of Common Stock are otherwise acquired through a Covered Repurchase (the “Expiration Date”), in which event the Conversion Rate shall be adjusted based on the following formula:
CR1 = CR0 x [(FMV + (SP1 x OS1))] / (SP1 x OS0)
CR0 = the Conversion Rate in effect immediately prior to the close of business on the Expiration Date
CR1 = the new Conversion Rate in effect immediately after the close of business on the Expiration Date
FMV = the Fair Market Value, on the Expiration Date, of all cash and any other consideration paid or payable for all shares validly tendered or exchanged and not withdrawn, or otherwise acquired through a Covered Repurchase, as of the Expiration Date
OS0 = the number of shares of Common Stock outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (including the shares to be purchased in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase
OS1 = the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (after giving effect to the purchase of shares in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase
SP1 = the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the Expiration Date
Such adjustment shall become effective immediately after the close of business on the Expiration Date. If an adjustment to the Conversion Rate is required under this Section 12(a)(iii), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 12(a)(iii) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 12(a)(iii).
In the event that the Company or any of its Subsidiaries is obligated to purchase Common Stock pursuant to any such tender offer, exchange offer or other commitment to acquire shares of Common Stock through a Covered Repurchase but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would have been then in effect if such tender offer, exchange offer or Covered Repurchase had not been made.
(iv)    The Company shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock (other than for cash in lieu of fractional shares), shares of any class of its Capital Stock, evidences of its indebtedness, assets, other property or securities, but excluding (A) dividends or distributions referred to in Section 12(a)(i) or Section 12(a)(ii) hereof, (B) Distribution Transactions as to which Section 12(a)(v) shall apply, (C) dividends or distributions paid exclusively in cash as to which Section 12(a)(vi) shall apply and (D) rights, options or warrants distributed in connection with a stockholder rights plan as to which Section 12(a)(vii) shall apply (any of such shares of its Capital Stock, indebtedness, assets or property that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case the Conversion Rate shall be adjusted based on the following formula:
CR1 = CR0 x [SP0 / (SP0 - FMV)]
CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution
CR1 = the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution
SP0 = the Current Market Price as of the Record Date for such dividend or distribution
FMV = the Fair Market Value of the portion of Distributed Property distributed with respect to each outstanding share of Common Stock on the Record Date for such dividend or distribution; provided that, if FMV is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall distribute to each holder of

Series A Preferred Stock on the date the applicable Distributed Property is distributed to holders of Common Stock, but without requiring such holder to convert its shares of Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such holder, the amount of Distributed Property such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution
Any adjustment made pursuant to this clause (iv) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any such dividend or distribution is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend or distribution shall not occur, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
(v)    The Company effects a Distribution Transaction, in which case the Conversion Rate in effect immediately prior to the effective date of the Distribution Transaction shall be adjusted based on the following formula:
CR1 = CR0 x [(FMV + MP0) / MP0]
CR0 = the Conversion Rate in effect immediately prior to the close of business on the effective date of the Distribution Transaction
CR1 = the new Conversion Rate in effect immediately after the close of business on the effective date of the Distribution Transaction
FMV = the arithmetic average of the volume-weighted average prices for a share of the capital stock or other interest distributed to holders of Common Stock on the principal United States securities exchange or automated quotation system on which such capital stock or other interest trades, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of such capital stock or other interest on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company), for each of the ten consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction
MP0 = the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the effective date of the Distribution Transaction
Such adjustment shall become effective immediately following the close of business on the effective date of the Distribution Transaction. If an adjustment to the Conversion Rate is required under this Section 12(a)(v), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 12(a)(v)

shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 12(a)(v).
(vi)    The Company makes a cash dividend or distribution to all or substantially all holders of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:
CR1 = CR0 x [SP0 / (SP0 – C)]
CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution
CR1 = the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution
SP0 = the Current Market Price as of the Record Date for such dividend or distribution
C = the amount in cash per share of Common Stock the Company distributes to all or substantially all holders of its Common Stock; provided that, if C is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall pay to each holder of Series A Preferred Stock on the date the applicable cash dividend or distribution is made to holders of Common Stock, but without requiring such holder to convert its shares of Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such holder, the amount of cash such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution
Any adjustment made pursuant to this clause (vi) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any dividend or distribution is declared but not paid, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend or distribution will not be paid, to the Conversion Rate that would then be in effect if such had dividend or distribution not been declared.
(vii)    If the Company has a stockholder rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series A Preferred Stock, Holders of such shares will receive, in addition to the applicable number of shares of Common Stock, the rights under such rights plan relating to such Common Stock, unless, prior to such Conversion Date, the rights have (i) become exercisable or (ii) separated from the shares of Common Stock (the first of such events to occur, a “Trigger Event”), in which case, the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Company had made a distribution of such rights to all holders of the Company Common Stock as described in Section 12(a)(ii) (without giving effect to the forty-five (45) day limit on the exercisability of rights, options or warrants ordinarily subject to such Section 12(a)(ii)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Company for shares of Common Stock or other property or securities, the Conversion Rate shall be appropriately readjusted as if such stockholder rights had not been issued, but the Company had instead issued such shares of Common Stock or other property or securities as a dividend or distribution of shares of Common Stock pursuant to Section 12(a)(i) or Section 12(a)(iv), as applicable.
To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the occurrence of the Trigger Event been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of shares of Common Stock actually issued pursuant to such rights.
Notwithstanding anything to the contrary in this Section 12(a)(vii), no adjustment shall be required to be made to the Conversion Rate with respect to any Holder which is, or is an “affiliate” or “associate” of, an “acquiring person” under such stockholder rights plan or with respect to any direct or indirect transferee of such Holder who receives Series A Preferred Stock in such transfer after the time such Holder becomes, or its affiliate or associate becomes, such an “acquiring person”.
(b)    Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Company to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent of the Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further that any such adjustment of less than one percent that has not been made will be made upon any Conversion Date.
(c)    When No Adjustment Required. (i) Except as otherwise provided in this Section 12, the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock.
(i)    Except as otherwise provided in this Section 12, the Conversion Rate will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.
(ii)    No adjustment to the Conversion Rate will be made:
(A)    upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(B)    upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries or of any employee agreements or arrangements or programs;
(C)    upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security; or
(D)    for a change in the par value of the Common Stock.
(d)    Successive Adjustments. After an adjustment to the Conversion Rate under this Section 12, any subsequent event requiring an adjustment under this Section 12 shall cause an adjustment to each such Conversion Rate as so adjusted.
(e)    Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 12 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 12 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.
(f)    Notice of Adjustments. Whenever the Conversion Rate is adjusted as provided under this Section 12, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware):
(i)    compute the adjusted applicable Conversion Rate in accordance with this Section 12 and prepare and transmit to the Conversion Agent an Officer’s Certificate setting forth the applicable Conversion Rate, the method of calculation thereof, and the facts requiring such adjustment and upon which such adjustment is based; and
(ii)    provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.
(g)    Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officer’s Certificate delivered pursuant to this Section 12(g) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Series A Preferred Stock and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock pursuant to the conversion of Series A Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 12.
(h)    Fractional Shares. The Company shall not issue any fractional share of Common Stock upon conversion or redemption, as the case may be, of shares of Series A Preferred Stock and shall instead pay cash in lieu of delivering any fractional share of Common Stock issuable upon conversion or redemption, as the case may be, based on the Daily VWAP for the relevant Conversion Date (in the case of Physical Settlement) or based on the Daily VWAP for the last Trading Day of the relevant Observation Period (in the case of Combination Settlement). For each share of Series A Preferred Stock surrendered for conversion or redemption, if the Company has elected Combination Settlement, the full number of shares that shall be issued upon conversion thereof shall be computed on the basis of the aggregate Daily Settlement Amounts for the relevant Observation Period and any fractional shares remaining after such computation shall be paid in cash.
SECTION 13.    Adjustment for Reorganization Events.
(a)    Reorganization Events. In the event of:
(i)    any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Common Stock (but not the Series A Preferred Stock) is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;
(ii)    any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the Company, in each case pursuant to which the Common Stock (but not the Series A Preferred Stock) is converted into cash, securities or other property; or
(iii)    any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock (but not the Series A Preferred Stock) into other securities; (each of which is referred to as a “Reorganization Event”), then each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to Section 13(d), remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the Holder of such share of Series A Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series A Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Rate applicable immediately prior to the effective date of the Reorganization Event and the Liquidation Preference applicable at the time of such subsequent conversion; provided that the foregoing shall not apply if such Holder is a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by such Persons. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Section 13(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.
(b)    Successive Reorganization Events. The above provisions of this Section 13 shall similarly apply to successive Reorganization Events and the provisions of Section 12 shall apply to any shares of Capital Stock received by the holders of the Common Stock in any such Reorganization Event.
(c)    Reorganization Event Notice. The Company (or any successor) shall, no less than thirty (30) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 13.
(d)    Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 13, and (ii) to the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.
(e)    Change of Control. For sake of clarity, if a Reorganization Event constitutes a Change of Control, then Section 8 shall take precedence over this Section 13.
SECTION 14.    Voting Rights.
(a)    General. Except as provided in Section 14(b) and Section 15, Holders of shares of Series A Preferred Stock shall be entitled to vote as a single class with the holders of the Common Stock and the holders of any other class or series of Capital Stock of the Company then entitled to vote with the Common Stock on all matters submitted to a vote of the holders of Common

Stock (and, if applicable, holders of any other class or series of Capital Stock of the Company).  Each Holder shall be entitled to the number of votes equal to the largest number of whole shares of Common Stock into which all shares of Series A Preferred Stock held of record by such Holder could then be converted pursuant to Section 6 at the record date for the determination of stockholders entitled to vote or consent on such matters or, if no such record date is established, at the date such vote or consent is taken or any written consent of stockholders is first executed.  The Holders shall be entitled to notice of any meeting of holders of Common Stock in accordance with the Bylaws of the Company.
(b)    Series A Approval Rights. The vote or consent of the Holders of at least a majority of the shares of Series A Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required pursuant to the DGCL:
(i)    any amendment, alteration or repeal (whether by merger, consolidation or otherwise) of any provision of the Charter (including this Certificate of Designations) or Bylaws that would have an adverse effect on the rights, preferences, privileges or voting power of the Series A Preferred Stock or the Holder thereof;
(ii)    any amendment or alteration (whether by merger, consolidation or otherwise) of the Charter or any provision thereof, or any other action to authorize, create or classify, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue, any additional Series A Preferred Stock, any Parity Stock or any Senior Stock; or
(iii)    the incurrence of additional indebtedness for borrowed money if, as a result thereof, the Company’s Consolidated Funded Indebtedness would exceed both (i) $700 million and (ii) three (3) times Consolidated EBITDA of the Company for the four quarter period for which financial statements are publicly available ending prior to the incurrence of such indebtedness for borrowed money.
Notwithstanding the foregoing, if the Fall-Away of Purchaser Board Rights has occurred, the Holders of Series A Preferred Stock shall no longer have the right to approve the matters set forth in clauses (ii) or (iii) above. For purposes of this Section 14(b), the filing in accordance with applicable law of a certificate of designations or any similar document setting forth or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or other terms of any class or series of stock of the Company shall be deemed an amendment to the Charter.
(c)    Class Voting.  Each Holder of Series A Preferred Stock will have one vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.
(d)    Written Consents.  The Holders of Series A Preferred Stock may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholder
SECTION 15.    Election of Directors. Provided that the Fall-Away of Purchaser Board Rights has not occurred, at each annual meeting of the Company’s stockholders the Holders of a majority of the then outstanding shares of Series A Preferred Stock shall have the exclusive right, voting separately as a class, to elect the Purchaser Designee to the Board.
SECTION 16.    Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series A Preferred Stock shall be [_______]. The Company may, in its sole discretion, appoint any other Person to serve as Transfer Agent, Conversion Agent, Registrar or paying agent for the Series A Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Company shall send notice thereof by first class mail, postage prepaid, to the Holders.
SECTION 17.    Replacement Certificates. If physical certificates evidencing the Series A Preferred Stock are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.
SECTION 18.    Taxes.
(a)    Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, shares of Common Stock or other securities to a beneficial owner other than the beneficial owner of the of Series A Preferred Stock immediately prior to such conversion, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.
(b)    Withholding. All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of taxes to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

SECTION 19.    Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, CA 94612 (Attention: General Counsel), (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.
SECTION 20.    Facts Ascertainable. When the terms of this Certificate of Designations refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series A Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.
SECTION 21.    Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Holders of a majority of the shares of Series A Preferred Stock then outstanding.
SECTION 22.    Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.
SECTION 23.    Transfer Restriction. Shares of Series A Preferred Stock may not be Transferred to Person that is not a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, or any successor provision thereof. Any attempted Transfer in violation of this Section 23 shall be null and void ab initio.
[Signature Page Follows]

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Company be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.
IN WITNESS WHEREOF, the undersigned have executed this Certificate this __________ day of _____________, 2017.
Name:
Title:

ANNEX II

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT

by and among

PANDORA MEDIA, INC.

and

EACH OF THE INVESTORS LISTED ON THE SIGNATURE PAGES HERETO

Dated as of [________], 2017

TABLE OF CONTENTS
Page
ARTICLE I

RESALE SHELF REGISTRATION

Section 1.1	Resale Shelf Registration Statement 1

Section 1.2	Effectiveness Period 1

Section 1.3	Subsequent Shelf Registration Statement 2

Section 1.4	Supplements and Amendments 2

Section 1.5	Subsequent Holder Notice 2

Section 1.6	Underwritten Offering 3

Section 1.7	Take-Down Notice 3

Section 1.8	Piggyback Registration 4
ARTICLE II

ADDITIONAL PROVISIONS REGARDING REGISTRATION RIGHTS

Section 2.1	Registration Procedures 5

Section 2.2	Suspension 8

Section 2.3	Expenses of Registration 9

Section 2.4	Information by Holders 9

Section 2.5	Rule 144 Reporting 10

Section 2.6	Holdback Agreement 10
ARTICLE III

INDEMNIFICATION

Section 3.1	Indemnification by Company 10

Section 3.2	Indemnification by Holders 11

Section 3.3	Notification 12

Section 3.4	Contribution 13
ARTICLE IV

TRANSFER AND TERMINATION OF REGISTRATION RIGHTS

Section 4.1	Transfer of Registration Rights 13

Section 4.2	Termination of Registration Rights 14

i

ARTICLE V

MISCELLANEOUS

Section 5.1	Amendments and Waivers 14

Section 5.2	Extension of Time, Waiver, Etc 14

Section 5.3	Assignment 14

Section 5.4	Counterparts 14

Section 5.5	Entire Agreement; No Third Party Beneficiary 14

Section 5.6	Governing Law; Jurisdiction 15

Section 5.7	Waiver of Jury Trial 15

Section 5.8	Notices 15

Section 5.9	Severability 17

Section 5.10	Expenses 17

Section 5.11	Interpretation 17

Section 5.12	Purchasers 17

ii

REGISTRATION RIGHTS AGREEMENT
This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of [_______], 2017, by and among Pandora Media, Inc., a Delaware corporation (the “Company”), and each of the investors listed on the signature pages hereto (collectively, together with their respective successors and assigns, the “Purchasers” and each, a “Purchaser”). Capitalized terms used but not defined elsewhere herein are defined in Exhibit A. The Purchasers and any other party that may become a party hereto pursuant to Section 4.1 are referred to collectively as the “Investors” and individually each as an “Investor”.
WHEREAS, the Company and the Purchasers are parties to the Investment Agreement, dated as of May 8, 2017 (as amended from time to time, the “Investment Agreement”), pursuant to which the Company is selling to the Purchasers, and the Purchasers are purchasing from the Company, an aggregate of 250,000 shares of the Series A Preferred Stock, which is convertible into shares of Common Stock;
WHEREAS, as a condition to the obligations of the Company and the Purchasers under the Investment Agreement, the Company and the Purchasers are entering into this Agreement for the purpose of granting certain registration and other rights to the Investors.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
ARTICLE I

Resale Shelf Registration
Section 1.1    Resale Shelf Registration Statement. Subject to the other applicable provisions of this Agreement, the Company shall use its commercially reasonable efforts to prepare and file within 120 days after the date hereof a registration statement covering the sale or distribution from time to time by the Holders, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, of all of the Registrable Securities on Form S‑3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S‑3, then such registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by the Holders in accordance with any reasonable method of distribution elected by the Purchasers) (the “Resale Shelf Registration Statement”) and shall use its commercially reasonable efforts to cause such Resale Shelf Registration Statement to be declared effective by the SEC as promptly as is reasonably practicable after the filing thereof (it being agreed that the Resale Shelf Registration Statement shall be an automatic shelf registration statement that may become effective upon filing with the SEC pursuant to Rule 462(e) if Rule 462(e) is available to the Company).
Section 1.2    Effectiveness Period. Once declared effective, the Company shall, subject to the other applicable provisions of this Agreement, use its commercially reasonable efforts to cause the Resale Shelf Registration Statement to be continuously effective and usable until such time as there are no longer any Registrable Securities (the “Effectiveness Period”).

Section 1.3    Subsequent Shelf Registration Statement. If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time during the Effectiveness Period, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional registration statement (a “Subsequent Shelf Registration Statement”) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Holders thereof of all securities that are Registrable Securities as of the time of such filing. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (a) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement may be an automatic shelf registration statement that shall become effective upon filing with the SEC pursuant to Rule 462(e) if Rule 462(e) is available to the Company) and (b) keep such Subsequent Shelf Registration Statement continuously effective and usable until the end of the Effectiveness Period. Any such Subsequent Shelf Registration Statement shall be a registration statement on Form S‑3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by the Holders in accordance with any reasonable method of distribution elected by the Purchasers.
Section 1.4    Supplements and Amendments. The Company shall supplement and amend any Shelf Registration Statement if required by the Securities Act or the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement.
Section 1.5    Subsequent Holder Notice. If a Person entitled to the benefits of this Agreement becomes a Holder of Registrable Securities after a Shelf Registration Statement becomes effective under the Securities Act, the Company shall, as promptly as is reasonably practicable following delivery of written notice to the Company of such Person becoming a Holder and requesting for its name to be included as a selling securityholder in the prospectus related to the Shelf Registration Statement (a “Subsequent Holder Notice”):
(a)    if required and permitted by applicable law, file with the SEC a supplement to the related prospectus or a post-effective amendment to the Shelf Registration Statement so that such Holder is named as a selling securityholder in the Shelf Registration Statement and the related prospectus in such a manner as to permit such Holder to deliver a prospectus to purchasers of the Registrable Securities in accordance with applicable law; provided, however, that the Company shall not be required to file more than one post-effective amendment or a supplement to the related prospectus for such purpose in any 30-day period;

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(b)    if, pursuant to Section 1.5(a), the Company shall have filed a post-effective amendment to the Shelf Registration Statement that is not automatically effective, use its commercially reasonable efforts to cause such post-effective amendment to become effective under the Securities Act as promptly as is reasonably practicable; and
(c)    notify such Holder as promptly as is reasonably practicable after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to Section 1.5(a).
Section 1.6    Underwritten Offering.
(a)    Subject to any applicable restrictions on transfer in the Investment Agreement or otherwise, the Purchasers may, after the Resale Shelf Registration Statement becomes effective, deliver a written notice to the Company (the “Underwritten Offering Notice”) specifying that the sale of some or all of the Registrable Securities subject to the Shelf Registration Statement, is intended to be conducted through an underwritten offering (the “Underwritten Offering”); provided, however, that the Holders of Registrable Securities may not, without the Company’s prior written consent, (i) launch an Underwritten Offering the anticipated gross proceeds of which shall be less than $50,000,000 (unless the Holders are proposing to sell all of their remaining Registrable Securities), (ii) launch an Underwritten Offering if the Holders have effected three (3) Underwritten Offerings pursuant to this Section 1.6 or (iii) launch an Underwritten Offering within the period commencing fourteen (14) days prior to and ending two (2) days following the Company’s scheduled earnings release date for any fiscal quarter or year.
(b)    In the event of an Underwritten Offering, the Purchaser or Purchasers providing the Underwritten Offering Notice shall select the managing underwriter(s) to administer the Underwritten Offering; provided that the choice of such managing underwriter(s) shall be subject to the consent of the Company, which is not to be unreasonably withheld. The Company, the Purchasers and the Holders of Registrable Securities participating in an Underwritten Offering will enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such offering.
(c)    The Company will not include in any Underwritten Offering pursuant to this Section 1.6 any securities that are not Registrable Securities without the prior written consent of the Purchasers. If the managing underwriter or underwriters advise the Company and the Purchasers in writing that in its or their good faith opinion the number of Registrable Securities (and, if permitted hereunder, other securities requested to be included in such offering) exceeds the number of securities which can be sold in such offering in light of market conditions or is such so as to adversely affect the success of such offering, the Company will include in such offering only such number of securities that can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (i) first, the Registrable Securities of the Holders that have requested to participate in such Underwritten Offering, allocated pro rata among such Holders on the basis of the percentage of the Registrable Securities requested to be included in such offering by such Holders, and (ii) second, any other securities of the Company that have been requested to be so included.

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Section 1.7    Take-Down Notice. Subject to the other applicable provisions of this Agreement, at any time that any Shelf Registration Statement is effective, if a Purchaser delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to effect a sale or distribution of all or part of its Registrable Securities included by it on any Shelf Registration Statement (a “Shelf Offering”) and stating the number of the Registrable Securities to be included in such Shelf Offering, then the Company shall, subject to the other applicable provisions of this Agreement, amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be sold and distributed pursuant to the Shelf Offering.
Section 1.8    Piggyback Registration.
(a)    If the Company proposes to file a registration statement under the Securities Act with respect to an offering of Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock, whether or not for sale for its own account (other than a registration statement (i) on Form S‑4, Form S‑8 or any successor forms thereto or (ii) filed to effectuate an exchange offer or any employee benefit or dividend reinvestment plan), then the Company shall give prompt written notice of such filing, which notice shall be given, to the extent reasonably practicable, no later than five (5) Business Days prior to the filing date (the “Piggyback Notice”) to the Purchasers on behalf of the Holders of Registrable Securities. The Piggyback Notice shall offer such Holders the opportunity to include (or cause to be included) in such registration statement the number of shares of Registrable Securities as each such Holder may request (each, a “Piggyback Registration Statement”). Subject to Section 1.8(b), the Company shall include in each Piggyback Registration Statement all Registrable Securities with respect to which the Company has received written requests for inclusion therein (each, a “Piggyback Request”) within five (5) Business Days after the date of the Piggyback Notice but in any event not later than one (1) Business Day prior to the filing date of a Piggyback Registration Statement. The Company shall not be required to maintain the effectiveness of a Piggyback Registration Statement beyond the earlier of (x) 180 days after the effective date thereof and (y) consummation of the distribution by the Holders of the Registrable Securities included in such registration statement.
(b)    If any of the securities to be registered pursuant to the registration giving rise to the rights under this Section 1.8 are to be sold in an underwritten offering, the Company shall use commercially reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit Holders of Registrable Securities who have timely submitted a Piggyback Request in connection with such offering to include in such offering all Registrable Securities included in each Holder’s Piggyback Request on the same terms and subject to the same conditions as any other shares of capital stock, if any, of the Company included in the offering. Notwithstanding the foregoing, if the managing underwriter or underwriters of such underwritten offering advise the Company in writing that in its or their good faith opinion the number of securities exceeds the number of securities which can be sold in such offering in light of market conditions or is such so as to adversely affect the success of such offering, the Company will include in such offering only such number of securities that can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (i) first, the securities proposed to be sold by the Company for its own account and (ii) second, the securities of selling shareholders that have requested to participate in such offering, allocated pro rata among

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the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder and its Affiliates (other than the Company)) or in such other proportions as shall mutually be agreed to by such selling shareholders) but in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such offering by selling shareholders.
ARTICLE II

Additional Provisions Regarding Registration Rights
Section 2.1    Registration Procedures. Subject to the other applicable provisions of this Agreement, in the case of each registration of Registrable Securities effected by the Company pursuant to Article I, the Company will:
(a)    prepare and promptly file with the SEC a registration statement with respect to such securities and use commercially reasonable efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby, in accordance with the applicable provisions of this Agreement;
(b)    prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep such registration statement effective for the period specified in paragraph (a) above and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement in accordance with the Purchasers’ indented method of distribution set forth in such registration statement for such period;
(c)    furnish to the Purchasers’ legal counsel copies of the registration statement and the prospectus included therein (including each preliminary prospectus) and any amendment or supplement thereto proposed to be filed and provide such legal counsel a reasonable opportunity to review and comment on such registration statement;
(d)    if requested by the managing underwriter or underwriters, if any, or the Purchasers, promptly include in any prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters, if any, or the Purchasers may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 2.1(d) that are not, in the opinion of counsel for the Company, in compliance with applicable law;
(e)    in the event that the Registrable Securities are being offered in an Underwritten Offering, furnish to the Purchasers and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus and final prospectus as the Purchasers or such underwriters may reasonably request in order to facilitate the public offering or other disposition of such securities;

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(f)    as promptly as reasonably practicable notify the Purchasers at any time when a prospectus relating thereto is required to be delivered under the Securities Act or of the Company’s discovery of the occurrence of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and, subject to Section 2.2, as promptly as is reasonably practicable, prepare and file with the SEC a supplement or post-effective amendment to such registration statement or the related prospectus or any document incorporated therein by reference or file any other required document, and furnish to the Purchasers a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;
(g)    use commercially reasonable efforts to register and qualify (or exempt from such registration or qualification) the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions within the United States as shall be reasonably requested in writing by the Purchasers; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdictions where it would not otherwise be required to qualify but for this subsection or (ii) take any action that would subject it to general service of process in any such jurisdictions;
(h)    in the event that the Registrable Securities are being offered in a public offering, enter into an underwriting agreement, a placement agreement or equivalent agreement, in each case in accordance with the applicable provisions of this Agreement;
(i)    in connection with an Underwritten Offering, the Company shall cause its officers to use their commercially reasonable efforts to support the marketing of the Registrable Securities covered by such offering;
(j)    use commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion dated such date of the legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, (ii) a “negative assurances letter”, dated such date of the legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and (iii) a “comfort” letter dated such date from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;
(k)    in the event that the Registrable Securities covered by such registration statement are shares of Common Stock, use commercially reasonable efforts to list the Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock is then listed;

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(l)    provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;
(m)    in connection with a customary due diligence review, make available for inspection by the Purchasers, any underwriter participating in any such disposition of Registrable Securities, if any, and any counsel or accountants retained by the Purchasers or underwriter (collectively, the “Offering Persons”), at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and cause the officers, directors and employees of the Company and its subsidiaries to supply all information and participate in customary due diligence sessions in each case reasonably requested by any such representative, underwriter, counsel or accountant in connection with such Registration Statement; provided, however, that any information that is not generally publicly available at the time of delivery of such information shall be kept confidential by such Offering Persons unless (i) disclosure of such information is required by court or administrative order or in connection with an audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor, (ii) disclosure of such information, in the reasonable judgment of the Offering Persons, is required by law or applicable legal process (including in connection with the offer and sale of securities pursuant to the rules and regulations of the SEC), (iii) such information is or becomes generally available to the public other than as a result of a non-permitted disclosure or failure to safeguard by such Offering Persons in violation of this Agreement or (iv) such information (A) was known to such Offering Persons (prior to its disclosure by the Company) from a source other than the Company when such source, to the knowledge of the Offering Persons, was not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information, (B) becomes available to the Offering Persons from a source other than the Company when such source, to the knowledge of the Offering Persons, is not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information or (C) was developed independently by the Offering Persons or their respective representatives without the use of, or reliance on, information provided by the Company. In the case of a proposed disclosure pursuant to (i) or (ii) above, such Person shall be required to give the Company written notice of the proposed disclosure prior to such disclosure (except in the case of (ii) above when a proposed disclosure was or is to be made in connection with a registration statement or prospectus under this Agreement and except in the case of clause (i) above when a proposed disclosure is in connection with a routine audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor);
(n)    cooperate with the Purchasers and each underwriter or agent participating in the disposition of Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA, including the use of commercially reasonable efforts to obtain FINRA’s pre-clearance or pre-approval of the registration statement and applicable prospectus upon filing with the SEC; and
(o)    as promptly as is reasonably practicable notify the Purchasers (i) when the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such registration statement or any post-effective amendment, when the same has become

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effective, (ii) of any request by the SEC or other federal or state governmental authority for amendments or supplements to such registration statement or related prospectus or to amend or to supplement such prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for such purpose, (iv) if at any time the Company has reason to believe that the representations and warranties of the Company contained in any agreement contemplated by Section 2.1(f) above relating to any applicable offering cease to be true and correct or (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose.
The Purchasers agree that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.1(f), 2.1(o)(ii) or 2.1(o)(iii), the Purchasers shall discontinue, and shall cause each Holder to discontinue, disposition of any Registrable Securities covered by such registration statement or the related prospectus until receipt of the copies of the supplemented or amended prospectus, which supplement or amendment shall, subject to the other applicable provisions of this Agreement, be prepared and furnished as soon as reasonably practicable, or until the Purchasers are advised in writing by the Company that the use of the applicable prospectus may be resumed, and have received copies of any amended or supplemented prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such prospectus (such period during which disposition is discontinued being an “Interruption Period”) and, if requested by the Company, the Holders shall use commercially reasonable efforts to return to the Company all copies then in their possession, of the prospectus covering such Registrable Securities at the time of receipt of such request. As soon as practicable after the Company has determined that the use of the applicable prospectus may be resumed, the Company will notify the Purchasers thereof. In the event the Company invokes an Interruption Period hereunder and in the reasonable discretion of the Company the need for the Company to continue the Interruption Period ceases for any reason, the Company shall, as soon as reasonably practicable, provide written notice to the Purchasers that such Interruption Period is no longer applicable.
Section 2.2    Suspension. (a) The Company shall be entitled, on one (1) occasion in any one-hundred eighty (180) day period, for a period of time not to exceed seventy-five (75) days in the aggregate in any twelve (12) month period, to (x) defer any registration of Registrable Securities and shall have the right not to file and not to cause the effectiveness of any registration covering any Registrable Securities, (y) suspend the use of any prospectus and registration statement covering any Registrable Securities and (z) require the Holders of Registrable Securities to suspend any offerings or sales of Registrable Securities pursuant to a registration statement, if the Company delivers to the Purchasers a certificate signed by an executive officer certifying that such registration and offering would (i) require the Company to make an Adverse Disclosure or (ii) materially interfere with any bona fide material financing, acquisition, disposition or other similar transaction involving the Company or any of its subsidiaries then under consideration. Such certificate shall contain a statement of the reasons for such suspension and an approximation of the anticipated length of such suspension. The Purchasers shall keep the information contained in such certificate confidential subject to the same terms set forth in Section 2.1(m). If the Company defers any

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registration of Registrable Securities in response to a Underwritten Offering Notice or requires the Purchasers or the Holders to suspend any Underwritten Offering, the Purchasers shall be entitled to withdraw such Underwritten Offering Notice and if they do so, such request shall not be treated for any purpose as the delivery of an Underwritten Offering Notice pursuant to Section 1.6.
Section 2.3    Expenses of Registration. All Registration Expenses incurred in connection with any registration pursuant to Article I shall be borne by the Company. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of the Registrable Securities included in such registration.
Section 2.4    Information by Holders. The Holder or Holders of Registrable Securities included in any registration shall, and the Purchasers shall cause such Holder or Holders to, furnish to the Company such information regarding such Holder or Holders and their Affiliates, the Registrable Securities held by them and the distribution proposed by such Holder or Holders and their Affiliates as the Company or its representatives may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement. It is understood and agreed that the obligations of the Company under Article I are conditioned on the timely provisions of the foregoing information by such Holder or Holders and, without limitation of the foregoing, will be conditioned on compliance by such Holder or Holders with the following:
(a)    such Holder or Holders will, and will cause their respective Affiliates to, cooperate with the Company in connection with the preparation of the applicable registration statement and prospectus and, for so long as the Company is obligated to keep such registration statement effective, such Holder or Holders will and will cause their respective Affiliates to, provide to the Company, in writing and in a timely manner, for use in such registration statement (and expressly identified in writing as such), all information regarding themselves and their respective Affiliates and such other information as may be required by applicable law to enable the Company to prepare or amend such registration statement, any related prospectus and any other documents related to such offering covering the applicable Registrable Securities owned by such Holder or Holders and to maintain the currency and effectiveness thereof;
(b)    during such time as such Holder or Holders and their respective Affiliates may be engaged in a distribution of the Registrable Securities, such Holder or Holders will, and they will cause their Affiliates to, comply with all laws applicable to such distribution, including Regulation M promulgated under the Exchange Act, and, to the extent required by such laws, will, and will cause their Affiliates to, among other things (i) not engage in any stabilization activity in connection with the securities of the Company in contravention of such laws; (ii) distribute the Registrable Securities acquired by them solely in the manner described in the applicable registration statement and (iii) if required by applicable law, cause to be furnished to each agent or broker-dealer to or through whom such Registrable Securities may be offered, or to the offeree if an offer is made directly by such Holder or Holders or their respective Affiliates, such copies of the applicable prospectus (as amended and supplemented to such date) and documents incorporated by reference therein as may be required by such agent, broker-dealer or offeree;

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(c)    such Holder or Holders shall, and they shall cause their respective Affiliates to, (i) permit the Company and its representatives to examine such documents and records and will supply in a timely manner any information as they may be reasonably requested to provide in connection with the offering or other distribution of Registrable Securities by such Holder or Holders and (ii) execute, deliver and perform under any agreements and instruments reasonably requested by the Company or its representatives to effectuate such registered offering, including opinions of counsel and questionnaires; and
(d)    on receipt of any notice from the Company of the occurrence of any of the events specified in Section 2.1(f) or clauses (ii) or (iii) of Section 2.1(o), or that otherwise requires the suspension by such Holder or Holders and their respective Affiliates of the offering, sale or distribution of any of the Registrable Securities owned by such Holder or Holders, such Holders shall, and they shall cause their respective Affiliates to, cease offering, selling or distributing the Registrable Securities owned by such Holder or Holders until the offering, sale and distribution of the Registrable Securities owned by such Holder or Holders may recommence in accordance with the terms hereof and applicable law.
Section 2.5    Rule 144 Reporting. With a view to making available the benefits of Rule 144 to the Holders, the Company agrees that, for so long as a Holder owns Registrable Securities, the Company will use its commercially reasonable efforts to:
(a)    make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the date of this Agreement; and
(b)    so long as a Holder owns any Restricted Securities, furnish to the Holder upon written request a written statement by the Company as to its compliance with the reporting requirements of the Exchange Act.
Section 3.6    Holdback Agreement. If during the Effectiveness Period, the Company shall file a registration statement (other than in connection with the registration of securities issuable pursuant to an employee stock option, stock purchase or similar plan or pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act) with respect to an underwritten public offering of Common Stock or securities convertible into, or exchangeable or exercisable for, such securities or otherwise informs the Purchasers that it intends to conduct such an offering utilizing an effective registration statement or pursuant to an underwritten Rule 144A and/or Regulation S offering and provides the Purchasers and each Holder the opportunity to participate in such offering in accordance with and to the extent required by Section 1.8, the Purchasers and each Holder shall, if requested by the managing underwriter or underwriters, enter into a customary “lock-up” agreement relating to the sale, offering or distribution of Registrable Securities, in the form reasonably requested by the managing underwriter or underwriters, covering the period commencing on the date of the prospectus pursuant to which such offering may be made and continuing until 90 days from the date of such prospectus.

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ARTICLE III

Indemnification
Section 3.1    Indemnification by Company. To the extent permitted by applicable law, the Company will, with respect to any Registrable Securities covered by a registration statement or prospectus, or as to which registration, qualification or compliance under applicable “blue sky” laws has been effected pursuant to this Agreement, indemnify and hold harmless each Holder, each Holder’s current and former officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees, and each Person controlling such Holder within the meaning of Section 15 of the Securities Act and such Person’s current and former officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees, and each underwriter thereof, if any, and each Person who controls any such underwriter within the meaning of Section 15 of the Securities Act (collectively, the “Company Indemnified Parties”), from and against any and all expenses, claims, losses, damages, costs (including costs of preparation and reasonable attorney’s fees and any legal or other fees or expenses actually incurred by such party in connection with any investigation or proceeding), judgments, fines, penalties, charges, amounts paid in settlement and other liabilities, joint or several, (or actions in respect thereof) (collectively, “Losses”) to the extent arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular, “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act) or other document, in each case related to such registration statement, or any amendment or supplement thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rules or regulations thereunder applicable to the Company and (without limiting the preceding portions of this Section 3.1), the Company will reimburse each of the Company Indemnified Parties for any reasonable and documented out-of-pocket legal expenses and any other reasonable and documented out-of-pocket expenses actually incurred in connection with investigating, defending or, subject to the last sentence of this Section 3.1, settling any such Losses or action, as such expenses are incurred; provided that the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable to a Holder in any such case for any such Losses or action to the extent that it arises out of or is based upon a violation or alleged violation of any state or federal law (including any claim arising out of or based on any untrue statement or alleged untrue statement or omission or alleged omission in the registration statement or prospectus) which occurs in reliance upon and in conformity with written information regarding such Holder furnished to the Company by such Holder or its authorized representatives expressly for use in connection with such registration by or on behalf of any Holder.
Section 3.2    Indemnification by Holders. To the extent permitted by applicable law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which registration or qualification or compliance under applicable “blue sky” laws is being

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effected, indemnify, severally and not jointly with any other Holders of Registrable Securities, the Company, each of its representatives, each Person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act (collectively, the “Holder Indemnified Parties”), against all Losses (or actions in respect thereof) to the extent arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular, “issuer free writing prospectus” or other document, in each case related to such registration statement, or any amendment or supplement thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse each of the Holder Indemnified Parties for any reasonable and documented out-of-pocket legal expenses and any other reasonable and documented out-of-pocket expenses actually incurred in connection with investigating, defending or, subject to the last sentence of this Section 3.2, settling any such Losses or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, “issuer free writing prospectus” or other document in reliance upon and in conformity with written information regarding such Holder furnished to the Company by such Holder or its authorized representatives and stated to be specifically for use therein; provided, however, that in no event shall any indemnity under this Section 3.2 payable by the Purchasers and any Holder exceed an amount equal to the net proceeds received by such Holder in respect of the Registrable Securities sold pursuant to the registration statement. The indemnity agreement contained in this Section 3.2 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the prior written consent of the applicable Holder (which consent shall not be unreasonably withheld or delayed).
Section 3.3    Notification. If any Person shall be entitled to indemnification under this Article III (each, an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party required to provide indemnification (each, an “Indemnifying Party”) of any claim or of the commencement of any proceeding as to which indemnity is sought. The Indemnifying Party shall have the right, exercisable by giving written notice to the Indemnified Party as promptly as reasonably practicable after the receipt of written notice from such Indemnified Party of such claim or proceeding, to assume, at the Indemnifying Party’s expense, the defense of any such claim or litigation, with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense thereof, the Indemnifying Party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such Indemnified Party hereunder for any legal expenses and other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such claim or litigation, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless the Indemnifying Party shall have failed within a reasonable period of time to assume such defense and the Indemnified Party is or would reasonably be expected to be materially prejudiced by such delay. The failure of any Indemnified Party to give notice as provided herein shall relieve an Indemnifying Party of its obligations under this Article III only to the extent that the failure to give such notice is materially prejudicial or harmful to such Indemnifying Party’s ability to defend such action. No

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Indemnifying Party, in the defense of any such claim or litigation, shall, except with the prior written consent of each Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which (A) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation and (B) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person. The indemnity agreements contained in this Article III shall not apply to amounts paid in settlement of any claim, loss, damage, liability or action if such settlement is effected without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The indemnification set forth in this Article III shall be in addition to any other indemnification rights or agreements that an Indemnified Party may have. An Indemnifying Party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such Indemnifying Party with respect to such claim, unless in the reasonable judgment of any Indemnified Party a conflict of interest may exist between such Indemnified Party and any other Indemnified Parties with respect to such claim.
Section 3.4    Contribution. If the indemnification provided for in this Article III is held by a court of competent jurisdiction to be unavailable to an Indemnified Party, other than pursuant to its terms, with respect to any Losses or action referred to therein, then, subject to the limitations contained in this Article III, the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses or action in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other, in connection with the actions, statements or omissions that resulted in such Losses or action, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made (or omitted) by, or relates to information supplied by such Indemnifying Party, on the one hand, or such Indemnified Party, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 3.4 was determined solely upon pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentence of this Section 3.4. Notwithstanding the foregoing, the amount each Purchaser or any Holder will be obligated to contribute pursuant to this Section 3.4 will be limited to an amount equal to the net proceeds received by such Purchaser or Holder in respect of the Registrable Securities sold pursuant to the registration statement which gives rise to such obligation to contribute. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

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ARTICLE IV

Transfer and Termination of Registration Rights
Section 4.1    Transfer of Registration Rights. Any rights to cause the Company to register securities granted to a Holder under this Agreement may be transferred or assigned to any Investor in connection with a Transfer (as defined in the Investment Agreement) of Series A Preferred Stock to such Person in a Transfer permitted by Section 5.09(b)(i) or by Section 5.09(b)(iv) of the Investment Agreement; provided, however, that (i) prior written notice of such assignment of rights is given to the Company and (ii) such Investor agrees in writing to be bound by, and subject to, this Agreement as a “Holder” pursuant to a written instrument in form and substance reasonably acceptable to the Company.
Section 4.2    Termination of Registration Rights. The rights of any particular Holder to cause the Company to register securities under Article I shall terminate with respect to such Holder upon the date upon which such Holder no longer holds any Registrable Securities.
ARTICLE V

Miscellaneous
Section 5.1    Amendments and Waivers. Subject to compliance with applicable law, this Agreement may be amended or supplemented in any and all respects by written agreement of the Company and the Purchasers.
Section 5.2    Extension of Time, Waiver, Etc. The parties hereto may, subject to applicable law, (a) extend the time for the performance of any of the obligations or acts of the other party or (b) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the parties hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party; provided that the Purchasers may execute such waivers on behalf of any Investor.
Section 5.3    Assignment. Except as provided in Section 4.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided, however, that the Purchasers may provide any such consent on behalf of the Investors.
Section 5.4     Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall

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become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.
Section 5.5    Entire Agreement; No Third Party Beneficiary. This Agreement, including the Transaction Documents (as defined in the Investment Agreement), constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder.
Section 5.6    Governing Law; Jurisdiction.
(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.
(b)    All legal or administrative proceedings, suits, investigations, arbitrations or actions (“Actions”) arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 5.6 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 5.8 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
Section 5.7    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS

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AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.7.
Section 5.8    Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:
(a)    If to the Company, to it at:
Pandora Media, Inc.
2101 Webster Street
Suite 1650
Oakland, CA 94612
Attention:  General Counsel
Email:  sbene@pandora.com

with a copy (which shall not constitute notice) to:
Sidley Austin LLP
1001 Page Mill Road
Building 1
Palo Alto, CA 94304
Attention: Martin Wellington, Esq.
Facsimile: 650-565-7100
Email: mwellington@sidley.com

Sidley Austin LLP
1999 Avenue of the Stars
17th Floor
Los Angeles, CA 90067
Attention: Stephen Blevit, Esq.
Facsimile: 310-595-9501
Email: sblevit@sidley.com

(b)    If to the Purchasers at:
KKR Classic Investors LLC
c/o KKR Credit Advisors (US) LLC
555 California Street, 50th floor
San Francisco, CA 94104
Attn: General Counsel
Phone: (415) 315-3620
Fax: (415) 391-3077

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Email: kkrcreditlegal@kkr.com

with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 06902
Attention: Monica K. Thurmond, Esq.
Facsimile: (212) 492-0055
Email: mthurmond@paulweiss.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 5.9    Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law.
Section 5.10    Expenses. Except as provided in Section 2.3, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
Section 5.11    Interpretation. The rules of interpretation set forth in Section 8.12 of the Investment Agreement shall apply to this Agreement, mutatis mutandis.
Section 5.12    Purchasers.
(a)    Each Holder hereby consents, for so long as any Purchaser holds any Registrable Securities, to (i) the appointment of the Purchasers, acting together, as the attorneys-in-fact for and on behalf of such Holder and (ii) the taking by the Purchasers, acting together, of any and all actions and the making of any decisions required or permitted by, or with respect to, this Agreement and the transactions contemplated hereby, including, without limitation, (A) the exercise of the power to agree to execute any consents under this Agreement and all other documents contemplated hereby and (B) to take all actions necessary in the judgment of the Purchasers for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the transactions contemplated hereby.

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(b)    Each Holder shall be bound by the actions taken by the Purchasers exercising the rights granted to them by this Agreement or the other documents contemplated by this Agreement, and the Company shall be entitled to rely on any such action or decision of the Purchasers.
[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.
COMPANY:
PANDORA MEDIA, INC.

By:
Name:
Title:

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

KKR CLASSIC INVESTORS LLC

By:
Name: Nicole Macarchuk
Title: Authorized Signatory

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

[Purchaser Signature Blocks]
By:
Name:
Title:

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

EXHIBIT A

DEFINED TERMS

1.    The following capitalized terms have the meanings indicated:

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Company (after consultation with legal counsel): (i) would be required to be made in any registration statement filed with the SEC by the Company so that such registration statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such registration statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliates” shall have the meaning given to such term in the Certificate of Designations.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by law to be closed.

“Certificate of Designations” means the Certificate of Designations classifying the Series A Preferred Stock.

“Common Stock” means all shares currently or hereafter existing of the Company’s common stock, par value $0.0001 per share.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Holder” means any Investor holding Registrable Securities.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a governmental authority.

“register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement or the automatic effectiveness of such registration statement, as applicable.

“Registration Expenses” means all (a) expenses incurred by the Company in complying with Article I, including all registration, qualification, listing and filing fees, printing expenses, escrow fees, and fees and disbursements of counsel for the Company, blue sky fees and expenses; (b) reasonable, documented out-of-pocket fees and expenses of one outside legal counsel to the Purchasers and all Holders retained in connection with registrations contemplated hereby not to exceed $25,000 for each registration statement filed hereunder; and (c) in connection with any underwritten offering, 50% of the expenses of the Holders related to diligence, including fees and expenses of any auditor and one outside counsel to the Holders, not to exceed $100,000 in the aggregate; provided, however, that Registration Expenses shall not be deemed to include any Selling Expenses.

“Registrable Securities” means, as of any date of determination, any shares of the Series A Preferred Stock issued to the Purchasers pursuant to the Investment Agreement and any shares of Common Stock hereafter acquired by any Holder pursuant to the conversion of any shares of the Series A Preferred Stock, and any other securities issued or issuable with respect to any such shares of Common Stock or Series A Preferred Stock by way of share split, share dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (i) such securities are sold or otherwise transferred pursuant to an effective registration statement under the Securities Act, (ii) such securities shall have ceased to be outstanding, (iii) such securities have been transferred in a transaction in which the Holder’s rights under this Agreement are not assigned to the transferee of the securities, (iv) such securities are sold in a broker’s transaction under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met, or (v) such securities become eligible for resale without holding period, volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to such effect, addressed, delivered and acceptable to the transfer agent for such securities and the affected Holders, as reasonably determined by the Company, upon the advice of counsel to the Company; provided, that in the case of this clause (v), such securities (x) are listed on the NYSE, AMEX, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market and (y) are not a “penny stock” as defined in Section 3(a)(51) of the Exchange Act.

“Restricted Securities” means any Common Stock required to bear the legend set forth in Section 5.10(a) of the Investment Agreement.

“Rule 144” means Rule 144 promulgated under the Securities Act and any successor provision.

“Rule 462(e)” means Rule 462(e) promulgated under the Securities Act and any successor provision.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders, and the fees and expenses of any auditor and any counsel to the Holders (other than such fees and expenses expressly included in Registration Expenses).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Shelf Registration Statement” means the Resale Shelf Registration Statement or a Subsequent Shelf Registration Statement, as applicable.

2. The following terms are defined in the Sections of the Agreement indicated:

INDEX OF TERMS

Term	Section
Actions	Section 5.6(b)
Agreement	Preamble
Company	Preamble
Company Indemnified Parties	Section 3.1
Effectiveness Period	Section 1.2
Holder Indemnified Parties	Section 3.2
Indemnified Party	Section 3.3
Indemnifying Party	Section 3.3
Interruption Period	Section 2.1(o)
Investment Agreement	Recitals
Investor	Preamble
Investors	Preamble
Losses	Section 3.1
Offering Persons	Section 2.1(m)
Piggyback Notice	Section 1.8(a)
Piggyback Registration Statement	Section 1.8(a)
Piggyback Request	Section 1.8(a)
Purchasers	Preamble
Resale Shelf Registration Statement	Section 1.1
Shelf Offering	Section 1.7
Subsequent Holder Notice	Section 1.5
Subsequent Shelf Registration Statement	Section 1.3
Take-Down Notice	Section 1.7
Underwritten Offering	Section 1.6(a)
Underwritten Offering Notice	Section 1.6(a)

ANNEX III

ANNOUNCEMENT

Pandora Announces $150 Million Investment by KKR

OAKLAND, Calif. - May 8, 2017 - Pandora (NYSE: P) today announced it has entered into an agreement for a $150 million strategic investment from KKR. In connection with the investment, Richard Sarnoff, KKR’s Head of Media & Communications Private Equity investing in the Americas, will join Pandora’s Board of Directors.

"We are happy to be partnering with KKR on this investment," said Naveen Chopra, chief financial officer at Pandora. "A strong balance sheet gives us the ability to accelerate growth investments when appropriate and to compete aggressively in a rapidly changing, complex market."

“We are excited to support the long-term growth of Pandora with this investment,” said Sarnoff. “A true pioneer in digital music, we believe that Pandora is uniquely positioned over the long term given the sheer size of its user base, the quality of its new subscription services and the fact that it has created one of the few scaled streaming media businesses in the US. The launch of Pandora Premium is yet another example of innovation at a company that created the modern-day music recommendation engine. And we believe that the next few years should be transformational for the company."

Under the terms of the investment, KKR will purchase an aggregate of $150 million in a new designated Series A convertible preferred stock of Pandora. Pandora will pay dividends to the holders of the preferred stock quarterly at an annualized rate of 7.5% if paid in cash or 8% if paid in kind, at its option. The Series A preferred stock is convertible into common stock, cash or a combination thereof at a conversion price of $13.50 per share. The offering may be upsized to a total of $250 million should the Company determine to issue additional shares. The offering is subject to customary closing conditions, including regulatory approval, and it is not expected to close earlier than June 8, 2017. The Offering is also subject to a customary fiduciary termination right in favor of Pandora. Additional information may be found in the Form 8-K that will be filed with the U.S. Securities and Exchange Commission relating to the transaction.

The investment is being made by KKR through its sponsored investment funds.

Centerview Partners LLC and Morgan Stanley & Co. LLC are serving as financial advisors to Pandora and Sidley Austin LLP is acting as legal counsel. For KKR, Deloitte served as accounting and tax advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal counsel.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The Series A preferred stock and common stock issuable upon conversion thereof have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

"SAFE HARBOR" STATEMENT:

This press release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding expected revenue and adjusted EBITDA. These forward-looking statements are based on Pandora's current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our operation in an emerging market and our relatively new and evolving business model; our ability to estimate revenue reserves; our ability to increase our listener base and listener hours; our ability to attract and retain advertisers; our ability to generate additional revenue on a cost-effective basis; competitive factors; our ability to continue operating under existing laws and licensing regimes; our ability to enter into and maintain commercially viable direct licenses with record labels for the right to reproduce and publicly perform sound recordings on our service; our ability to establish and maintain relationships with makers of mobile devices, consumer electronic products and automobiles; our ability to manage our growth and geographic expansion; our ability to continue to innovate and keep pace with changes in technology and our competitors; our ability to expand our operations to delivery of non-music content; our ability to protect our intellectual property; risks related to service interruptions or security breaches; and general economic conditions worldwide. Further information on these factors and other risks that may affect the business are included in filings with the Securities and Exchange Commission (SEC) from time to time, including under the heading “Risk Factors” in our Annual Report on Form 10-K for the current period.

The financial information contained in this press release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q, each as they may be amended from time to time. The Company's results of operations for the current period are not necessarily indicative of the Company's operating results for any future periods.

These documents are available online from the SEC or on the SEC Filings section of the Investor Relations section of our website at investor.pandora.com. Information on our website is not part of this release. All forward-looking statements in this press release are based on information currently available to the Company, which assumes no obligation to update these forward-looking statements in light of new information or future events.

ABOUT PANDORA
Pandora is the world’s most powerful music discovery platform - a place where artists find their fans and listeners find music they love. We are driven by a single purpose: unleashing the infinite power of music by connecting artists and fans, whether through earbuds, car speakers, live on stage or anywhere fans want to experience it. Our team of highly trained musicologists analyze hundreds of attributes for each recording which powers our proprietary Music Genome Project®, delivering billions of hours of personalized music tailored to the tastes of each music listener, full of discovery, making artist/fan connections at unprecedented scale. Founded by musicians, Pandora empowers artists with valuable data and tools to help grow their careers and connect with their fans.
www.pandora.com | @pandoramusic |www.pandoraforbrands.com | @PandoraBrands | amp.pandora.com

ABOUT KKR
KKR is a leading global investment firm that manages investments across multiple asset classes including private equity, energy, infrastructure, real estate, credit and hedge funds. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world‐class people, and driving growth and value creation at the asset level. KKR invests its own capital alongside its partners' capital and brings opportunities to others through its capital markets business. References to KKR's investments may include the activities of its sponsored funds. For additional information about KKR & Co. L.P. (NYSE: KKR), please visit KKR's website at www.kkr.com and on Twitter @KKR_Co.

###
Contacts:

Dominic Paschel, 510-842-6960
Corporate Finance & Investor Relations
investor@pandora.com
or
Stephanie Barnes, 415-722-0883
Pandora Corporate Communications
sbarnes@pandora.com
or

For KKR:
Kristi Huller or Cara Kleiman, 212-750-8300

media@kkr.com